Exhibit 10.6

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT

HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “****”.

AN UNREDACTED VERSION OF THIS

DOCUMENT HAS ALSO BEEN PROVIDED TO THE

SECURITIES AND EXCHANGE COMMISSION

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Dated as of March 24, 2010

Between:

CITIBANK, N.A., as Buyer,

and

SIRVA MORTGAGE, INC., as Seller

TABLE OF CONTENTS

1.	APPLICABILITY	1
2.	DEFINITIONS AND ACCOUNTING MATTERS	1
3.	THE TRANSACTIONS	20
4.	PAYMENTS; COMPUTATION; COMMITMENT FEE; NON-UTILIZATION FEE	23
5.	TAXES; TAX TREATMENT	24
6.	MARGIN MAINTENANCE	26
7.	INCOME PAYMENTS	26
8.	SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT	27
9.	CONDITIONS PRECEDENT	30
10.	RELEASE OF PURCHASED LOANS	34
11.	RELIANCE	34
12.	REPRESENTATIONS AND WARRANTIES	35
13.	COVENANTS OF SELLER	40
14.	REPURCHASE DATE PAYMENTS	51
15.	REPURCHASE OF PURCHASED LOANS	52
16.	RESERVED	52
17.	ACCELERATION OF REPURCHASE DATE	52
18.	EVENTS OF DEFAULT	52
19.	REMEDIES	56
20.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE	59
21.	NOTICES AND OTHER COMMUNICATIONS	59
22.	USE OF EMPLOYEE PLAN ASSETS	60
23.	INDEMNIFICATION AND EXPENSES	60
24.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS	61
25.	REIMBURSEMENT	61
26.	FURTHER ASSURANCES	62
27.	TERMINATION	62
28.	SEVERABILITY	62
29.	BINDING EFFECT; GOVERNING LAW	62
30.	AMENDMENTS	62
31.	RESERVED	62
32.	SURVIVAL	62
33.	CAPTIONS	63
34.	COUNTERPARTS; ELECTRONIC SIGNATURES	63
35.	SUBMISSION TO JURISDICTION; WAIVERS	63
36.	WAIVER OF JURY TRIAL	64
37.	ACKNOWLEDGEMENTS	64

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38.	HYPOTHECATION OR PLEDGE OF PURCHASED ITEMS	64
39.	ASSIGNMENTS; PARTICIPATIONS	64
40.	SINGLE AGREEMENT	65
41.	INTENT	65
42.	CONFIDENTIALITY	66
43.	SERVICING	66
44.	PERIODIC DUE DILIGENCE REVIEW	68
45.	SET-OFF	68
46.	ENTIRE AGREEMENT	69

ANNEX I

SCHEDULES

	SCHEDULE 1	Representations and Warranties re: Loans

	SCHEDULE 2	Filing Jurisdictions and Offices

EXHIBITS

	EXHIBIT A	Form of Monthly and Quarterly Certification

	EXHIBIT B	Reserved

	EXHIBIT C	Form of Opinion of Counsel to Seller

	EXHIBIT D	Reserved

	EXHIBIT E	Underwriting Guidelines

	EXHIBIT F	Required Fields for Servicing Transmission

	EXHIBIT G	Required Fields for Loan Schedule

	EXHIBIT H	Form of Confidentiality Agreement

	EXHIBIT I	Form of Instruction Letter

	EXHIBIT J	Reserved

	EXHIBIT K	Form of Security Release Certification

	EXHIBIT L	Asset/Commitment LP Amount Schedule

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EXECUTION VERSION

MASTER REPURCHASE AGREEMENT, dated as of March 24, 2010, between SIRVA MORTGAGE, INC., an Ohio corporation as seller (“Seller”) and CITIBANK, N.A., a national banking association as buyer (“Buyer”, which term shall include any “Principal” as defined and provided for in Annex I), or as agent pursuant hereto (“Agent”).

1. APPLICABILITY

Buyer shall, from time to time, upon the terms and conditions set forth herein, agree to enter into transactions in which Seller transfers to Buyer Eligible Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Purchased Loans at a date certain, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement.

2. DEFINITIONS AND ACCOUNTING MATTERS

(a) Defined Terms. As used herein, the following terms have the following meanings (all terms defined in this Section 2 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Accepted Servicing Practices” shall mean with respect to any Loan, those accepted and prudent mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions that service mortgage loans of the same type as the Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with FHA Regulations, VA Regulations, Ginnie Mae, Freddie Mac and Fannie Mae servicing practices and procedures for MBS pool mortgages, as defined in the FHA, VA, Ginnie Mae, Freddie Mac and Fannie Mae servicing guides including future updates, and in a manner at least equal in quality to the servicing Seller or Seller’s designee provides to mortgage loans which it owns in its own portfolio.

“Adjustable Rate Loan” shall mean a Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

“Adjustment Date” shall mean with respect to each Adjustable Rate Loan, the date set forth in the related Note on which the Mortgage Interest Rate on the Loan is adjusted in accordance with the terms of the Note.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agency” means FHA, VA, Freddie Mac, Fannie Mae or Ginnie Mae, as applicable.

“Agent” shall have the meaning set forth in the preamble to this Agreement.

“Agreement” shall mean this Master Repurchase Agreement (including all exhibits, schedules and other addenda hereto or thereto), as supplemented by the Pricing Side Letter, as it may be amended, further supplemented or otherwise modified from time to time.

“ALTA” shall mean the American Land Title Association.

“AM Funded Wet Loan” shall mean a Wet Loan to be funded in the morning on any Business Day.

“Applicable Margin” shall have the meaning set forth in the Pricing Side Letter.

“Applicable Percentage” shall have the meaning set forth in the Pricing Side Letter.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Loan as the value of the Mortgaged Property.

“Approved Title Insurance Company” shall mean a title insurance company as to which the Buyer has not otherwise provided written notice to the Seller that such title insurance company is not reasonably satisfactory to the Buyer, provided, however, that Seller shall provide a list of Approved Title Insurance Companies at the reasonable request of Buyer.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Buyer.

“Attorney Bailee Letter” shall have the meaning assigned to such term in the Custodial Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Best’s” shall mean Best’s Key Rating Guide, as the same shall be amended from time to time.

“Breakage Costs” shall have the meaning assigned thereto in Section 3(h) herein.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, banking and savings and loan institutions in the States of New York or Ohio, the City of New York or the city or state in which the Custodian’s offices are located are closed, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use)

Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change of Control” shall mean, (a) with respect to Seller, the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock of Seller if after giving effect to such acquisition such Person or Persons owns twenty percent (20%) or more of such outstanding shares of voting stock, or (b) Paul Klemme is no longer employed by Seller as its President.

“CMI” shall mean CitiMortgage, Inc.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” shall mean the account identified in the Collection Account Control Agreement.

“Collection Account Control Agreement” shall mean the collection account control agreement to be entered into by the Buyer, Seller and Citibank, N.A. in form and substance acceptable to Buyer to be entered into with respect to the Collection Account as of the date hereof.

“Combined Loan-to-Value Ratio” or “CLTV” shall mean with respect to any Loan, the ratio of (i) the original outstanding principal amount of the Loan and any other loan which is secured by a lien on the related Mortgaged Property to (ii) the lesser of (a) (1) the Appraised

Value of the Mortgaged Property at the origination of such Loan, or (2) if available, a more recently obtained Appraised Value, or (b) if the related Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

“Commitment Fee” shall have the meaning assigned to it in Section 4(c).

“Committed Amount” shall mean $40,000,000.

“Contractual Obligation” shall mean as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.

“Cooperative Corporation” shall mean with respect to any Cooperative Loan, the cooperative apartment corporation that holds legal title to the related Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Cooperative Loan” shall mean a Loan that is secured by a first lien on and perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.

“Cooperative Project” shall mean, with respect to any Cooperative Loan, all real property and improvements thereto and rights therein and thereto owned by a Cooperative Corporation including without limitation the land, separate dwelling units and all common elements.

“Cooperative Shares” shall mean, with respect to any Cooperative Loan, the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.

“Cooperative Unit” shall mean, with respect to a Cooperative Loan, a specific unit in a Cooperative Project.

“Custodial Agreement” shall mean the Custodial and Disbursement Agreement, dated as of the date hereof, among Seller, Buyer, Custodian and Disbursement Agent as the same may be amended, modified and supplemented and in effect from time to time.

“Custodian” shall mean Deutsche Bank National Trust Company, or such other entity agreed upon by Buyer and Seller from time to time, or its successors and permitted assigns.

“Custodian Loan Transmission” shall have the meaning assigned thereto in the Custodial Agreement.

“Default” shall mean an Event of Default or any event that, with the giving of notice or the passage of time or both, could become an Event of Default.

“Disbursement Account” shall mean the account established by Buyer pursuant to the Custodial Agreement for the purpose of funding any Loan.

“Disbursement Agent” shall mean Deutsche Bank National Trust Company, or such other entity appointed by Buyer to act as disbursement agent from time to time, or its successors and permitted assigns.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Dry Loan” shall mean a first lien Loan which is underwritten in accordance with the Underwriting Guidelines and as to which the related Mortgage File contains all required Loan Documents.

“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Loan, exclusive of any days of grace.

“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 44 hereof with respect to any or all of the Loans or Seller or related parties, as desired by Buyer from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 9(a) have been satisfied.

“Electronic Tracking Agreement” shall mean the electronic tracking agreement among Buyer, Seller, MERSCORP, Inc. and MERS, dated as of the date hereof.

“Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).

“Eligible Loan” shall have the meaning assigned thereto in the Pricing Side Letter.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any entity, whether or not incorporated, that is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code of which Seller is a member.

“Escrow Letter” shall mean, with respect to any Wet Loan that becomes subject to a Transaction before the end of the applicable rescission period, an escrow agreement or letter, which is fully assignable to Buyer, stating that in the event of a Rescission or if for any other reason the Loan fails to fund on a given day, the party conducting the closing is holding all funds which would have been disbursed on behalf of the Mortgagor as agent for and for the benefit of Buyer and such funds shall be returned to Seller not later than one Business Day after the date of Rescission or other failure of the Loan to fund on a given day.

“Escrow Payments” shall mean, with respect to any Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Note or Mortgage or any other document.

“Event of Default” shall have the meaning provided in Section 18 hereof.

“Exception” shall have the meaning assigned thereto in the Custodial Agreement.

“Exception Report” shall mean the exception report prepared by the Custodian pursuant to the Custodial Agreement.

“Fannie Mae” shall mean Fannie Mae, or any successor thereto.

“Fannie Mae Guides” shall mean the Fannie Mae Seller’s Guide, the Fannie Mae Servicing Guide and all amendments and additions thereto.

“FHA” shall mean the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

“FHA Approved Mortgagee” shall mean an institution which is approved by FHA to act as servicer and mortgagee of record pursuant to FHA Regulations.

“FHA Insurance Contract” shall mean the contractual obligation of FHA respecting the insurance of an FHA Loan pursuant to the National Housing Act, as amended.

“FHA Loan” shall mean a Loan that is the subject of an FHA Insurance Contract as evidenced by a Mortgage Insurance Certificate.

“FHA Regulations” shall mean the regulations promulgated by HUD under the National Housing Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Loans, including the related handbooks, Circulars, Notices and Mortgagee Letters.

“Freddie Mac” shall mean Freddie Mac, or any successor thereto.

“Freddie Mac Guides” shall mean the Freddie Mac Seller/Servicer Guide, and all amendments and additions thereto.

“Funding Notice” shall mean the Buyer’s agreement to enter into a Transaction requested by Seller pursuant to a Transaction Notice. Such Funding Notice shall specify the Loans that Buyer has agreed to purchase from Seller in such Transaction, the related Purchase Date and Repurchase Date, the related Purchase Price for such Transaction, the fields set forth on Annex 1 to the Custodial Agreement and any other terms of such Transaction agreed upon between Seller and Buyer.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America.

“Ginnie Mae” shall mean the Government National Mortgage Association, or any successor thereto.

“Ginnie Mae Guides” shall mean the Ginnie Mae Handbook 5500.3 and all amendments and additions thereto.

“Governmental Authority” shall mean with respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.

“Gross Margin” shall mean with respect to each Adjustable Rate Loan, the fixed percentage amount set forth in the related Note and the Loan Schedule that is added to the Index on each Adjustment Date in accordance with the terms of the related Note to determine the new Mortgage Interest Rate for such Loan.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guidelines” shall mean the Freddie Mac Guides, the Fannie Mae Guides or the Ginnie Mae Guides, as applicable, as such guides have been amended from time to time with respect to the Seller.

“Income” shall mean, with respect to any Purchased Loan at any time, any principal and/or interest thereon and all dividends, sale proceeds (including, without limitation, any proceeds from the liquidation or securitization of such Purchased Loan or other disposition thereof), rent and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance), but not including any commitment fees, origination fees and/or servicing fees accrued in respect of periods on or after the initial Purchase Date with respect to such Purchased Loan.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument.

“Index” shall mean with respect to each Adjustable Rate Loan, the index identified on the related Loan Schedule and set forth in the related Note for the purpose of calculating the interest rate thereon.

“Instruction Letter” shall mean a letter agreement between Seller and each Subservicer substantially in the form of Exhibit I attached hereto, in which such Persons acknowledge the Buyer’s ownership interest in the Purchased Loans, and agree to remit any collections with respect to the Purchased Loans as Buyer may so direct from time to time, which Instruction Letter may be delivered by Buyer to such Subservicer in its sole discretion.

“Insurance Proceeds” shall mean with respect to each Purchased Loan, proceeds of insurance policies insuring such Purchased Loan or the related Mortgaged Property.

“Insured Closing Letter” shall mean, with respect to any Wet Loan that becomes subject to a Transaction before the end of the applicable rescission period, a letter of indemnification from an Approved Title Insurance Company, in any jurisdiction where insured closing letters are permitted under applicable law and regulation, addressed to Seller, which is fully assignable to Buyer, with coverage that is customarily acceptable to Persons engaged in the origination of mortgage loans, identifying the Settlement Agent covered thereby, which may be in the form of a blanket letter.

“Interest Period” shall mean, with respect to any Transaction, the period commencing on the Purchase Date with respect to such Transaction and ending on the calendar day prior to the related Repurchase Date. Notwithstanding the foregoing, no Interest Period may end after the Termination Date.

“Interest Rate Adjustment Date” means with respect to each Adjustable Rate Loan, the date, specified in the related Note and the Loan Schedule, on which the Mortgage Interest Rate is adjusted.

“Interest Rate Protection Agreement” shall mean with respect to any or all of the Purchased Loans, any interest rate swap, cap or collar agreement or any other applicable hedging arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, in each case that are reasonably acceptable to Buyer.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“LIBOR Base Rate” means the rate determined daily by Buyer on the basis of the offered rate for one-month U.S. dollar deposits, as such rate appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on such date (rounded up to the nearest whole multiple of 1/16%); provided that if such rate does not appear on Reuters Screen LIBOR01 Page, the rate for such date will be the rate determined by reference to such other comparable publicly available service publishing such rates as may be selected by Buyer in its sole discretion and communicated to Seller. Notwithstanding anything to the contrary herein, Buyer shall have the sole discretion to re-set the LIBOR Base Rate on a daily basis.

“LIBOR” shall mean with respect to each Interest Period pertaining to a Transaction, a rate per annum determined by Buyer in its sole discretion in accordance with the following formula (rounded upwards to the nearest l/100th of one percent), which rate as determined by Buyer shall be conclusive absent manifest error by Buyer:

    LIBOR Base Rate

    1.00 – LIBOR Reserve Requirements

LIBOR shall be calculated on each Purchase Date and Repurchase Date commencing with the first Purchase Date.

“LIBOR Reserve Requirements” shall mean for any Interest Period for any Transaction, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements applicable to the Buyer in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such Governmental Authority. As of the Effective Date, the LIBOR Reserve Requirements shall be deemed to be zero.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Liquidity” means with respect to any Person, the sum of (i) its unrestricted cash, plus (ii) its unrestricted Cash Equivalents, plus (iii) the aggregate amount of unused capacity available to such Person (taking into account applicable haircuts) under committed mortgage loan warehouse and servicer advance facilities for which such Person has unencumbered eligible collateral to pledge thereunder.

“Loan” shall mean a first lien mortgage loan or Cooperative Loan, which the Custodian has been instructed to hold for Buyer pursuant to the Custodial Agreement, and which Loan includes, without limitation, (i) a Note, the related Mortgage and all other Loan Documents, (ii) all right, title and interest of Seller in and to the Mortgaged Property covered by such Mortgage and (iii) the related Servicing Rights.

“Loan Data Transmission” shall mean a computer tape or other electronic medium generated by or on behalf of Seller and delivered or transmitted to the Buyer and Custodian which provides information relating to the Loans, including the information set forth in the related Loan Schedule, in a format acceptable to the Buyer.

“Loan Documents” shall mean, with respect to a Loan, the documents comprising the Mortgage File for such Loan.

“Loan Guaranty Certificate” shall mean the certificate evidencing a VA Guaranty Agreement.

“Loan Loss Reserves” shall mean funds held by the Seller to cover potential losses in connection with the mortgage loans owned in the Seller’s portfolio, including without limitation any amounts required to be maintained and held as a loan loss reserve in accordance with GAAP and any other regulatory requirement applicable to the Seller.

“Loan Schedule” shall mean a hard copy or electronic format incorporating the fields identified on Exhibit G-1, which shall include with respect to each Loan to be included in a Transaction without limitation: (i) the Loan number, (ii) the Mortgagor’s name, (iii) the original principal amount of the Loan, (iv) the current principal balance of the Loan and (v) any other information required by Buyer and any other additional information to be provided pursuant to the Custodial Agreement.

“Loan-to-Value Ratio” or “LTV” shall mean with respect to any Loan, the ratio of the outstanding principal amount of such Loan at the time of origination to the lesser of (a) (1) the Appraised Value of the Mortgaged Property at the origination of such Mortgage Loan or (2) if available, a more recently obtained Appraised Value of the Mortgaged Property, and (b) if the related Loan was made to finance the acquisition of the related Mortgage Property, the purchase price of the related Mortgaged Property.

“Margin Call” shall have the meaning assigned thereto in Section 6(a) hereof.

“Margin Deficit” shall have the meaning assigned thereto in Section 6(a) hereof.

“Market Value” shall mean the value, determined by the Buyer in its sole discretion, of the Loans (including the related Servicing Rights) if sold in their entirety to a single third-party purchaser taking into account the fact that the Loans may be sold under circumstances in which Seller, as originator or servicer of the Loans is in default under this Agreement. The Buyer’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of the Buyer. The Buyer shall have the right to mark to market the Loans on a daily basis which Market Value with respect to one or more of the Loans may be determined to be zero. Seller acknowledges that Buyer’s determination of Market Value is for the limited purpose of determining the value of Purchased Loans which are subject to Transactions hereunder without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of the Loans achieved by obtaining competing bids in an orderly market in which the originator/servicer is not in default under a revolving debt facility and the bidders have adequate opportunity to perform customary loan and servicing due diligence. For the purpose of determining the related Market Value, the Buyer shall have the right to request at any time from Seller, an updated valuation for each Loan, in a form acceptable to the Buyer in its sole discretion. The Market Value shall be deemed to be zero with respect to each Loan for which such valuation is not provided. The Market Value shall be deemed to be zero with respect to each Loan that is not an Eligible Loan.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations, financial condition or prospects of Seller, (b) the ability of Seller to perform its obligations under any of the Program Documents to which it is a party, (c) the validity or enforceability of any of the Program Documents, (d) the rights and remedies of the Buyer under any of the Program Documents, (e) the timely repurchase of the Purchased Loans or payment of other amounts payable in connection therewith or (f) the Purchased Items.

“Maximum Aggregate Purchase Price” shall mean the sum of (i) the Committed Amount and (ii) in the Buyer’s sole discretion, the Uncommitted Amount.

“Maximum Mortgage Interest Rate” shall mean with respect to each Adjustable Rate Loan, a rate that is set forth on the related Loan Schedule and in the related Note and is the maximum interest rate to which the Mortgage Interest Rate on such Loan may be increased on any Adjustment Date.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

“MERS Identification Number” shall mean the eighteen digit number permanently assigned to each MERS Loan.

“MERS Loan” shall mean any Loan as to which the related Mortgage or Assignment of Mortgage has been recorded in the name of MERS, as agent for the holder from time to time of the Note, and which is identified as a MERS Loan on the related Loan Schedule.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Note for an Adjustable Rate Loan.

“Mortgage” shall mean with respect to a Loan, the mortgage, deed of trust or other instrument, which creates a first lien on either (i) with respect to a Loan other than a Cooperative Loan, the fee simple or leasehold estate in such real property or (ii) with respect to a Cooperative Loan, the Proprietary Lease and related Cooperative Shares, which in either case secures the Note.

“Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Insurance Certificate” shall mean the certificate evidencing a FHA Insurance Contract.

“Mortgage Interest Rate” means the annual rate of interest borne on a Note, which shall be adjusted from time to time with respect to Adjustable Rate Loans.

“Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Note.

“Mortgagee” shall mean the record holder of a Note secured by a Mortgage.

“Mortgagor” shall mean the obligor or obligors on a Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate or as to which Seller or any ERISA Affiliate has any actual or potential liability or obligation and that is covered by Title IV of ERISA.

“MV Margin Amount” means, with respect to any Transaction, as of any date of determination, the amount obtained by application of the MV Margin Percentage to the Repurchase Price for such Transaction as of such date.

“MV Margin Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Net Income” shall mean, for any period, the net income of any Person for such period as determined in accordance with GAAP.

“Net Worth” shall mean, with respect to any Person, the excess of total assets of such Person, over total liabilities of such Person, determined in accordance with GAAP.

“Non-Utilization Fee” shall have the meaning assigned to it in Section 4(d).

“Note” shall mean, with respect to any Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Mortgagor.

“Obligations” shall mean (a) all of Seller’s obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities of Seller to Buyer, its Affiliates, the Custodian or any other Person arising under, or in connection with, the Program Documents or directly related to the Purchased Loans, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any Purchased Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Loan, or of any exercise by Buyer or any Affiliate of Buyer of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Buyer pursuant to the Program Documents.

“Par Margin Amount” means, with respect to any Transaction, as of any date of determination, the amount obtained by application of the Par Margin Percentage to the Repurchase Price for such Transaction as of such date.

“Par Margin Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Participants” shall have the meaning assigned thereto in Section 39 hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Exceptions” shall mean the following exceptions to lien priority: (i) the lien of current real property taxes and assessments not yet due and payable; (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Loan and (A) referred to or otherwise considered in the appraisal (if any) made for the originator of the Loan or (B) which do not adversely affect the appraised value of the Mortgaged Property set forth in such appraisal; and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by either Seller or, in the case of a Plan subject to Title IV of ERISA, any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“PM Funded Wet Loan” shall mean a Wet Loan to be funded in the afternoon on any Business Day.

“PMI Policy” or “Primary Insurance Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer.

“Post-Default Rate” shall mean, in respect of the Repurchase Price for any Transaction or any other amount under this Agreement, or any other Program Document that is not paid when due to Buyer (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 5.00% per annum, plus (a) the Pricing Rate otherwise applicable to such Loan or other amount (which amount shall include the Applicable Margin), or (b) if no Pricing Rate is otherwise applicable, (i) LIBOR plus (ii) the highest amount specified under the definition of Applicable Margin.

“Power of Attorney” shall mean any of the following: (i) the Power of Attorney granted to Buyer in Section 8(d) of this Agreement, and (ii) any other powers of attorney required by Buyer with respect to a particular jurisdiction and delivered by Seller in accordance with Section 13(r).

“Price Differential” shall mean, with respect to each Transaction as of any date of determination, the aggregate amount obtained by daily application of the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days elapsed during the period commencing on (and including) the Purchase Date and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential in respect of such period previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean the per annum percentage rate for determination of the Price Differential as set forth in the Pricing Side Letter.

“Pricing Side Letter” shall mean the pricing side letter, dated as of March 24, 2010, among Seller and Buyer, as the same may be amended, supplemented or modified from time to time.

“Principal” shall have the meaning assigned thereto in Annex I.

“Program Documents” shall mean this Agreement, the Custodial Agreement, any Servicing Agreement, the Electronic Tracking Agreement, the Pricing Side Letter, each Power of Attorney, the Instruction Letters, if any, the Collection Account Control Agreement, any assignment of an Interest Rate Protection Agreement and any other agreement entered into by Seller, on the one hand, and the Buyer and/or any of its Affiliates or Subsidiaries (or Custodian on its behalf) on the other, in connection herewith or therewith.

“Proprietary Lease” shall mean the lease on a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares in such Cooperative Unit.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” shall mean, with respect to each Transaction, the date on which Purchased Loans are sold by Seller to the Buyer hereunder.

“Purchase Price” shall have the meaning assigned thereto in the Pricing Side Letter.

“Purchased Items” shall have the meaning assigned thereto in Section 8 hereof.

“Purchased Loans” shall mean any Loans sold by Seller to Buyer in a Transaction, together with the related Records, the related Servicing Rights (which, for the avoidance of doubt, were sold by Seller and purchased by Buyer on the related Purchase Date), the related Takeout Commitment, if any, and with respect to each Loan, any related FHA Insurance Contract, any related VA Loan Guaranty Agreement, Seller’s rights under any related Escrow Letter and/or Insured Closing Letter, Seller’s rights under any takeout commitment related to the Loans and other Purchased Items with respect to the Loans, such other property, rights, titles or interest as are specified on a Funding Notice, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing.

“Qualified Insurer” shall mean an insurance company duly qualified as such under the laws of each state in which any Mortgaged Property is located, duly authorized and licensed in each such state to transact the applicable insurance business and to write the insurance provided, and approved as an insurer by Fannie Mae and Freddie Mac and whose claims paying ability is rated in the two highest rating categories by any of the rating agencies with respect to primary mortgage insurance and in the two highest rating categories by Best’s with respect to hazard and flood insurance.

“Qualified Originator” shall mean Seller.

“Records” shall mean, with respect to any Purchased Loan, the Loan Documents and the Servicing Records.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections ..21, .22, .23, .24, .28, .29, .31, or .32 of PBGC Reg. § 4043 (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code).

“Repurchase Date” shall mean the date occurring on (i) the 12th day of each month following the related Purchase Date (or if such date is not a Business Day, the following Business Day), (ii) any other Business Day set forth in the related Funding Notice, (iii) the date determined by application of Section 19, as applicable, or (iv) the Termination Date. In no event shall the Repurchase Date for any Transaction occur after the Termination Date.

“Repurchase Price” shall mean the price at which Purchased Loans are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the outstanding Purchase Price for such Purchased Loans and the Price Differential as of the date of such determination.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Rescission” shall mean the right of a Mortgagor to rescind the related Note and related documents pursuant to applicable law.

“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution.

“Restricted Payments” shall mean with respect to any Person, collectively, all dividends or other distributions of any nature (cash, securities, assets or otherwise), and all payments, by virtue of redemption or otherwise, on any class of equity securities (including, without limitation, warrants, options or rights therefor) issued by such Person, whether such securities are now or may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly.

“Section 404 Notice” shall mean the notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., to be delivered by a creditor that is an owner or an assignee of a mortgage loan to the related Mortgagor within thirty (30) days after the date on which such mortgage loan is sold or assigned to such creditor.

“Security Release Certification” shall mean a security release certification in substantially the form set forth in Exhibit K hereto.

“Servicer” shall mean Seller in its capacity as servicer of the Loans, or another servicer of the Loans approved by Buyer.

“Servicing Agreement” shall have the meaning provided in Section 43(c) hereof.

“Servicing Delivery Requirement” shall have the meaning assigned thereto in Section 13(hh).

“Servicing File” shall mean with respect to each Loan, the file retained by Seller (in its capacity as Servicer) consisting of all documents that a prudent originator and servicer would have, including copies of the Loan Documents, all documents necessary to document and service the Loans, including FHA and VA approval and any and all documents required to be delivered pursuant to any of the Program Documents.

“Servicing Records” shall have the meaning assigned thereto in Section 43(b) hereof.

“Servicing Rights” shall mean contractual, possessory or other rights of Seller or any other Person to service a Loan, whether arising under the Servicing Agreement, the Custodial Agreement or otherwise, to administer or service a Purchased Loan or to possess related Servicing Records.

“Servicing Transmission” shall mean a computer-readable magnetic or other electronic format acceptable to the parties containing the information identified on Exhibit F.

“Settlement Agent” shall have the meaning assigned thereto in the Custodial Agreement.

“Subservicer” shall have the meaning provided in Section 43(c) hereof.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Takeout Commitment” shall mean, with respect to any Loan, an irrevocable commitment issued by a Takeout Investor in favor of the Seller pursuant to which such Takeout Investor agrees to purchase such Loan at a specific price on a forward delivery basis acceptable to the Buyer in its sole discretion.

“Takeout Investor” shall mean Fannie Mae, Freddie Mac, or another third party investor acceptable to Buyer, which has agreed to purchase Loans pursuant to a Takeout Commitment.

“Tangible Net Worth” shall mean, with respect to any Person as of any date of determination, the consolidated Net Worth of such Person and its Subsidiaries, less the consolidated net book value of all assets of such Person and its subsidiaries (to the extent reflected as an asset in the balance sheet of such Person or any Subsidiary at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, deferred taxes, net leasehold improvements, good will, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense; provided, that residual securities issued by such Person or its Subsidiaries shall not be treated as intangibles for purposes of this definition.

“Termination Date” shall mean March 23, 2011 or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Total Indebtedness” shall mean with respect to any Person, for any period, the aggregate Indebtedness of such Person and its Subsidiaries during such period, less the amount of any nonspecific consolidated balance sheet reserves maintained in accordance with GAAP and less the amount of any non-recourse debt, including any securitization debt.

“Transaction” has the meaning assigned thereto in Section 1.

“Transaction Notice” shall mean the Seller’s request to enter into a Transaction delivered to Buyer pursuant to the terms of this Agreement, specifying the Loans that Seller requests to sell to Buyer in such Transaction, the fields set forth on Annex 1 to the Custodial Agreement and any other loan-level details as agreed upon between Seller and Buyer. Each Transaction Notice shall be in the form of a Loan Data Transmission, or, if such Transaction Notice is provided in another format, shall have attached thereto a Loan Data Transmission.

“Trust Receipt” shall have the meaning provided in the Custodial Agreement.

“Uncommitted Amount” shall mean $20,000,000.

“Underwriting Guidelines” shall mean collectively, the underwriting guidelines of Seller attached as Exhibit E hereto, which comply with all current requirements of Fannie Mae, Freddie Mac, FHA and VA, in effect as of the date of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with terms of this Agreement, and which have been approved in writing by Buyer.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“USC” shall mean the United State Code, as amended.

“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VA Approved Lender” shall mean a lender which is approved by VA to act as a lender in connection with the origination of VA Loans.

“VA Loan” shall mean a Loan which is the subject of a VA Guaranty Agreement as evidenced by a Loan Guaranty Certificate.

“VA Loan Guaranty Agreement” shall mean the obligation of the United States to pay a specific percentage of a Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.

“VA Regulations” shall mean the regulations promulgated by the Veterans Administration pursuant to the Serviceman’s Readjustment Act, as amended, codified in 36 Code of Federal Regulations, and other VA issuances relating to VA Loans, including related Handbooks, Circulars and Notices.

“Wet Loan” shall mean a wet-funded first lien Loan which is underwritten in accordance with the Underwriting Guidelines and does not contain all the required Loan Documents in the Mortgage File, which in order to be deemed to an Eligible Loan shall have the following additional characteristics:

(a) the proceeds thereof have been funded by wire transfer or cashier’s check, cleared check or draft or other form of immediately available funds to the Settlement Agent from the Seller for such Wet Loan;

(b) Seller shall have obtained an Insured Closing Letter and an Escrow Letter with respect to such Wet Loan, and such letters shall be maintained in the possession of the Seller and provided to Buyer upon request, if required;

(c) the proceeds thereof have not been returned to the Seller or its agent from the Settlement Agent for such Wet Loan;

(d) such Wet Loan has been closed and funded to the order of the Mortgagor;

(e) upon recordation such Loan will constitute a first lien on the premises described therein; and

(f) all required Loan Documents shall have been delivered to the Custodian within ten (10) Business Days of the related Purchase Date.

(b) Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Buyer hereunder shall be prepared, in accordance with GAAP.

(c) Interpretation. The following rules of this subsection (c) apply unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Program Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Program Document and in effect from time to time in accordance with the terms thereof. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller by Buyer or an authorized officer of Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where Seller is required to provide any document to Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in computer disk form or both printed and computer disk form.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, Buyer and Seller, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller, a servicer of the Purchased Loans, any other Person or the Purchased Loans themselves.

3. THE TRANSACTIONS

(a) Subject to the terms and conditions of the Program Documents, Buyer shall, from time to time as requested by Seller, enter into Transactions with an aggregate Purchase Price for all Purchased Loans acquired by Buyer not to exceed the Maximum Aggregate Purchase Price. Buyer shall have the obligation, subject to the terms and conditions of the Program Documents, to enter into Transactions up to the Committed Amount and shall have no obligation to enter into Transactions with respect to the Uncommitted Amount, which Transactions shall be entered into in the sole discretion of the Buyer. All purchases of Loans hereunder shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up to the Uncommitted Amount.

(b) Unless otherwise agreed, Seller shall request that the Buyer enter into a Transaction by delivering (i) to Buyer, Custodian and Disbursement Agent a Transaction Notice, (ii) to Buyer, Custodian and Disbursement Agent an estimate of the Purchase Price for Eligible Loans to be purchased on the Purchase Date (which estimate may be included in a Transaction Notice) and (iii) to the Custodian, the Mortgage Files for each such Eligible Loan proposed to be included in a Transaction by the times set forth in the Custodial Agreement, each in accordance with the times specified in the Custodial Agreement.

Each Transaction Notice shall specify the proposed Purchase Date, Purchase Price (which shall in all events be at least equal to **** on each day that there is a Transaction), Pricing Rate and Repurchase Date. In addition, each Transaction Notice shall set forth the related Purchase Price allocable to each individual Loan. Each Transaction Notice shall clearly indicate those Loans that are intended to be Wet Loans and Dry Loans and include a Loan Schedule in respect of the Loans that Seller proposes to include in the related Transaction.

Buyer shall notify Seller of its agreement to enter into a Transaction and confirm the terms of such Transaction by delivering to Seller a Funding Notice specifying the Loans Buyer agrees to purchase on the related Purchase Date, and any other terms of the related Transaction. In the event of a conflict between the terms set forth in the Transaction Notice delivered by the Seller to the Buyer and Custodian and the terms set forth in the related Funding Notice delivered by the Buyer to the Seller, the terms of the related Funding Notice shall control. In the event of a conflict between the terms set forth in this Agreement and the terms set forth in any Funding Notice, the terms of such Funding Notice shall control to the extent that the Funding Notice notes such conflict and specifies that the Funding Notice shall control.

By entering into a Transaction with the Buyer, Seller consents to the terms set forth in the related Funding Notice. The Funding Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between Buyer and Seller with respect to the Transaction to which the Funding Notice relates.

Seller agrees to immediately report to Custodian and the Buyer by facsimile transmission or such other method acceptable to Custodian and Buyer within one Business Day of discovery that any Wet Loans that were previously subject to a Transaction do not close for any reason and any Loans which are subject to a Rescission.

(c) Pursuant to the Custodial Agreement, the Custodian will be required to review any Loan Documents delivered with respect to the Loans prior to 2:00 p.m. (New York City time) on any Business Day on the same day. In accordance with the times specified in the Custodial Agreement, the Custodian will be required to deliver to the Buyer, via Electronic Transmission acceptable to the Buyer, the Custodian Loan Transmission and an Exception Report showing the status of all Loans then held by the Custodian, including but not limited to the Dry Loans and the Wet Loans which are subject to Exceptions, and the time the related Loan Documents have been released pursuant to Sections 5(a) or 5(b) of the Custodial Agreement. In accordance with the times specified in the Custodial Agreement, the Custodian will be required to deliver to the Buyer, on each Purchase Date, one or more Trust Receipts (as defined in the Custodial Agreement) relating to either Wet Loans or Dry Loans. The original copies of such Trust Receipts shall be delivered to 333 West 34th Street, 4th Floor, New York, New York 10001, Attention: Adam Capizzi for the account of Citibank, N.A., telephone number (212) 615-7725, as agent for the Buyer by overnight delivery using a nationally recognized insured overnight delivery service.

(d) Upon Seller’s request to enter into a Transaction pursuant to Section 3(a), Buyer shall, assuming all conditions precedent set forth in this Section 3 and in Sections 9(a) and (b) have been met, and provided no Default shall have occurred and be continuing, purchase the Eligible Loans included in the related Funding Notice by transferring to the Disbursement Account, via wire transfer in accordance with the terms of Section 11 of the Custodial Agreement (pursuant to wire transfer instructions provided by Seller on or prior to such Purchase Date), the Purchase Price in immediately available funds on the related Purchase Date and not later than the related time set forth in the Custodial Agreement. Seller acknowledges and agrees that the Purchase Price paid in connection with any Purchased Loan that is purchased in any Transaction includes a mutually negotiated premium allocated to the portion of such Purchased Loans that constitutes the related Servicing Rights.

(e) Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Base Rate:

(i) the Buyer determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Base Rate” in Section 2 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Transactions as provided herein;

(ii) the Buyer determines, which determination shall be conclusive, that the Applicable Margin plus the relevant rate of interest referred to in the definition of “LIBOR Base Rate” in Section 2 upon the basis of which the rate of interest for Transactions is to be determined is not likely to adequately cover the cost to Buyer of purchase and holding the Loans hereunder; or

(iii) it becomes unlawful for Buyer to enter into Transactions with a Pricing Rate based on the LIBOR Base Rate;

then the Buyer shall give Seller prompt notice thereof and, so long as such condition remains in effect, the Buyer shall be under no obligation to purchase Loans hereunder, and Seller shall, at its option, either repurchase the Purchased Loans then subject to a Transaction or pay a Pricing Rate at a rate per annum as determined by the Buyer taking into account the increased cost to the Buyer of purchasing and holding the Loans.

(f) Seller shall repurchase the related Purchased Loans from Buyer on each related Repurchase Date. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Loan. Seller is obligated to obtain the related Purchased Loans from Buyer or its designee (including the Custodian) at Seller’s expense on (or after) the related Repurchase Date.

(g) Provided that the applicable conditions in Sections 9(a) and (b) have been satisfied and provided further no Default shall have occurred and be continuing, on each related Repurchase Date each Purchased Loan shall automatically become subject to a new Transaction unless the Buyer is notified not later than 11:00 a.m. New York City time at least two (2) Business Days prior to any such Repurchase Date. In such event, the related Repurchase Date on which such Transaction becomes subject to a new Transaction shall become the “Purchase Date” for such Transaction. Seller shall deliver an updated Transaction Notice with respect to such Purchased Loans. For each new Transaction, unless otherwise agreed, (y) the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date, and (z) the Pricing Rate shall be as set forth in the Pricing Side Letter.

(h) If Seller intends to repurchase any Loans on any day which is not a Repurchase Date, Seller shall give two (2) Business Days’ prior written notice thereof to the Buyer by 2:00 p.m. (New York City time) on the date of repurchase in all other cases. If such notice is given, the Repurchase Price specified in such notice shall be due and payable on the date specified therein, together with the Price Differential to such date on the amount prepaid.

(i) If any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject the Buyer to any tax of any kind whatsoever with respect to this Agreement or any Loans purchased pursuant to it (excluding net income taxes) or change the basis of taxation of payments to the Buyer in respect thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Transactions or extensions of credit by, or any other acquisition of funds by any office of the Buyer which is not otherwise included in the determination of the LIBOR Base Rate hereunder; or

(iii) shall impose on the Buyer any other condition;

and the result of any of the foregoing is to increase the cost to the Buyer, by an amount which the Buyer deems to be material, of effecting or maintaining purchases hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Seller shall promptly pay the Buyer such additional amount or amounts as will compensate the Buyer for such increased cost or reduced amount receivable thereafter incurred.

If the Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Buyer or any corporation controlling the Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Buyer or such corporation (taking into consideration the Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Buyer to be material, then from time to time, Seller shall promptly pay to the Buyer such additional amount or amounts as will thereafter compensate the Buyer for such reduction.

If the Buyer becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by the Buyer to Seller shall be conclusive in the absence of manifest error.

4. PAYMENTS; COMPUTATION; COMMITMENT FEE; NON-UTILIZATION FEE.

(a) Payments. Except to the extent otherwise provided herein, all payments to be made by Seller under this Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Buyer at the following account maintained by the Buyer at Citibank, New York, Account Number 36855684, For the A/C of Citibank, N.A., ABA# 021000089, Reference: SIRVA, not later than 5:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Seller acknowledges that it has no rights of withdrawal from the foregoing account.

(b) Computations. The Price Differential shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

(c) Commitment Fee. Seller agrees to pay to Buyer a commitment fee equal to (a) **** multiplied by (b) the Committed Amount (the “Commitment Fee”), such payment to be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Buyer on the date of this Agreement. Buyer may, in its sole discretion, net such Commitment Fee from the proceeds of any Purchase Price paid to any Seller. The Commitment Fee is and shall be deemed to be fully earned and non-refundable when paid.

(d) Non-Utilization Fee. On a monthly basis and on the Termination Date, the Buyer shall determine the average monthly utilization during the preceding calendar month (or with respect to the Termination Date, during the period from the date through which the last non-utilization fee calculation has been made to the Termination Date) by the Seller by dividing (a) the sum of the Purchase Prices outstanding on each day during such period, by (b) the number of days in such period (such average amount determined for any period, the “Utilization Amount”). With respect to each period, the Seller shall pay to the Buyer on the next Repurchase Date or the Termination Date, as applicable, a non-utilization fee equal to the product of (i) ****, times (ii) the difference between the Committed Amount and the Utilization Amount, times (iii) the amount set forth in the column “Asset/Commitment LP” corresponding to the related calendar month, as set forth on the Asset/Commitment LP Schedule attached hereto as Exhibit L, times (iv) ****; provided, however, that for each of the months of January 2011, February 2011 and March 2011, the Asset/Commitment LP used to calculate the Non-Utilization Fee shall be determined as an average of all of the Asset/Commitment LP amounts for 2010 calendar year. All payments shall be made to the Buyer in Dollars, in immediately available funds, without deduction, setoff or counterclaim. The Buyer may, in its sole discretion, net such Non-Utilization Fee from the proceeds of any Purchase Price paid to Seller.

5. TAXES; TAX TREATMENT

(a) All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due. If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (d) pay to Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(b) In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

(c) Seller agrees to indemnify the Buyer for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 5, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that Buyer shall have provided Seller with evidence, reasonably satisfactory to Seller, of payment of Taxes or Other Taxes, as the case may be.

(d) Any Buyer that is not incorporated under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) shall provide Seller with properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer. Each Foreign Buyer will resubmit the appropriate form on the earliest of (A) the third anniversary of the prior submission or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Buyer as defined in Treas. Reg. Section 1.1441(e)(4)(ii)(D). For any period with respect to which a Foreign Buyer has failed to provide Seller with the appropriate form or other relevant document pursuant to this Section 5(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Taxes or indemnification under Section 5(c) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

(e) Without prejudice to the survival or any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 5 shall survive the termination of this Agreement. Nothing contained in this Section 5 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(f) Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Loans and that the Purchased Loans are owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

6. MARGIN MAINTENANCE

(a) If at any time either (i) the aggregate Market Value of all Purchased Loans subject to all Transactions is less than the aggregate MV Margin Amount for all such Transactions, or (ii) the aggregate unpaid principal balance of the Purchased Loans subject to all Transactions is less than the aggregate Par Margin Amount for all such Transactions (either such event, a “Margin Deficit”), then the Buyer may, by notice to Seller, require Seller in such Transactions to transfer to the Buyer cash within the time period specified in clause (b) below, so that both (x) the cash and aggregate Market Value of the Purchased Loans will thereupon equal or exceed such aggregate MV Margin Amount and (y) the cash and unpaid principal balance of such Purchased Loans, will thereupon equal or exceed such aggregate Par Margin Amount (either such requirement, a “Margin Call”). Buyer shall deposit such cash into a non-interest bearing account until the next succeeding Repurchase Date.

(b) Notice required pursuant to Section 6(a) may be given by any means provided in Section 21 hereof. Any notice given shall be met, and the related Margin Call satisfied, within twenty-four (24) hours. The failure of Buyer, on any one or more occasions, to exercise its rights under this Section 6, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

7. INCOME PAYMENTS

Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Loan subject to that Transaction, such Income shall be the property of Buyer. Notwithstanding the foregoing, and provided no Default has occurred and is continuing, Buyer agrees that Seller shall be entitled to receive an amount equal to all Income received in respect of the Purchased Loans, whether by Buyer, Custodian or any servicer or any other Person, which is not otherwise received by Seller, to the full extent it would be so entitled if the Purchased Loans had not been sold to Buyer; provided that any Income received by Seller while the related Transaction is outstanding shall be deemed to be held by Seller solely in trust for Buyer pending the repurchase on the related Repurchase Date; provided further that following the occurrence of a Default, Seller shall either (i) hold all such Income in the Collection Account or (ii) at the sole option of the Buyer, cause all such Income to be remitted directly to the account designated by Buyer. Provided no Default has occurred, Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyer shall reasonably determine in its sole discretion), on the Repurchase Date following the date any Income is received by Buyer (or a servicer on its behalf) either (i) transfer (or permit the servicer to transfer) to Seller such Income with respect to any Purchased Loans subject to such Transaction, or (ii) if a Margin Deficit then exists, apply the Income payment to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of such Transaction. Buyer shall not be obligated to take any action pursuant to the preceding sentences (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash sufficient to eliminate such Margin Deficit, or (B) if an Event of Default with respect to Seller has occurred and is then continuing at the time such Income is paid.

8. SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a) Seller and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Loans (including, without limitation, the related Servicing Rights) and not loans from Buyer to Seller secured by the Purchased Loans. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller’s performance of all of its Obligations, Seller hereby grants Buyer a perfected first priority security interest in all of Seller’s rights, title and interest in and to the following property, whether now existing or hereafter acquired: (i) all Purchased Loans identified on a Funding Notice delivered by Buyer to Seller and Custodian from time to time, (ii) all related Loan Documents, including without limitation all promissory notes, (iii) any other collateral pledged or otherwise relating to such Purchased Loans, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, Loan accounting records and other books and records relating thereto, (iv) the Servicing Records, and the related Servicing Rights, (v) all rights of Seller to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the Mortgage File or Servicing File, all rights of Seller to receive from any third party or to take delivery of any Records or other documents which constitute a part of the Mortgage File or Servicing File, (vi) the Collection Account and all Income relating to such Purchased Loans, (vii) all Loan Guaranty Certificates, other mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any Mortgage Insurance Certificate or other document evidencing such mortgage guaranties or insurance relating to any Purchased Loans and all claims and payments thereunder and all rights of Seller to receive from any third party or to take delivery of any of the foregoing, (viii) all interests in real property collateralizing any Purchased Loans, (ix) all other insurance policies and insurance proceeds relating to any Purchased Loans or the related Mortgaged Property and all Insurance Proceeds and all rights of Seller to receive from any third party or to take delivery of any of the foregoing, (x) all Interest Rate Protection Agreements relating to any or all of the foregoing, (xi) any purchase agreements or other agreements, contracts or any related takeout commitments relating to or constituting any or all of the foregoing and all rights to receive documentation relating thereto, (xii) all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents,” “equipment”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter of credit rights”, and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds relating to or constituting any or all of the foregoing relating to the Purchased Loans, and (xiii) any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing (collectively the “Purchased Items”). Seller acknowledges and agrees that its rights with respect to the Purchased Items (including without limitation, any security interest Seller may have in the Purchased Loans and any other collateral granted by Seller to Buyer pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder.

(b) At any time and from time to time, upon the written request of Buyer, and at the expense of Seller, Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Purchased Items and the liens created hereby. Seller also hereby authorizes the Buyer to file any such financing or continuation statement without the signature of Seller to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction. This Agreement shall constitute a security agreement under applicable law.

(c) Seller shall not (i) change the location of its chief executive office/chief place of business from that specified in Section 12(l) hereof, (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Purchased Items, or (iii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given the Buyer at least thirty (30) days prior written notice thereof and shall have delivered to the Buyer all Uniform Commercial Code financing statements and amendments thereto as the Buyer shall request and taken all other actions deemed reasonably necessary by the Buyer to continue its perfected status in the Purchased Items with the same or better priority.

(d) Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of this Agreement, including without limitation, protecting, preserving and realizing upon the Purchased Items, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including without limitation, to protect, preserve and realize upon the Purchased Items, to file such financing statement or statements relating to the Purchased Items without Seller’s signature thereon as Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by, but with notice to, Seller, if a Default shall have occurred and be continuing, to do the following:

(i) in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any Purchased Items whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items;

(iii) (A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct, including, without limitation, to send “goodbye” letters and Section 404 Notices on behalf of Seller and any applicable Servicer; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Items; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Items as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Items and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. This power of attorney shall not revoke any prior powers of attorney granted by Seller.

Seller also authorizes Buyer, if a Default shall have occurred and be continuing, from time to time, to execute, in connection with any sale provided for in Section 19 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items.

(e) The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Items and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

(f) If Seller fails to perform or comply with any of its agreements contained in the Program Documents and Buyer performs or complies, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of the Buyer incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by Seller to the Buyer on demand and shall constitute Obligations.

(g) The Buyer’s duty with respect to the custody, safekeeping and physical preservation of the Purchased Items in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Buyer deals with similar property for its own account. Neither the Buyer nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Purchased Items or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Purchased Items upon the request of Seller or otherwise.

(h) All authorizations and agencies herein contained with respect to the Purchased Items are irrevocable and powers coupled with an interest.

(i) At Buyer’s sole option, exercisable prospectively or retrospectively with respect to the Purchased Loans in whole or in part, and without notice to Seller or any other person, (i) the sale of the Purchased Loans to Buyer on each Purchase Date may be deemed a sale of a 100% participation interest, constituting 100% beneficial ownership, of the related Purchased Loans, in lieu of a sale to the Buyer of the Purchased Loans themselves, (ii) to such extent Seller is deemed to retain legal title to the Purchased Loans solely to service or supervise the servicing thereof and (iii) this Agreement will be deemed the related participation agreement in such event.

9. CONDITIONS PRECEDENT

(a) As conditions precedent to the initial Transaction, Buyer shall have received on or before the date on which such initial Transaction is consummated the following, in form and substance satisfactory to Buyer and duly executed by each party thereto (as applicable):

(i) Program Documents. The Program Documents duly executed and delivered by Seller thereto and being in full force and effect, free of any modification, breach or waiver.

(ii) Organizational Documents. A good standing certificate of Seller dated as of a recent date, but in no event more than ten (10) days prior to the date of such initial Transaction, and certified copies of the charter and by-laws (or equivalent documents) of Seller, and of all corporate or other authority for Seller with respect to the execution, delivery and performance of the Program Documents and each other document to be delivered by Seller from time to time in connection herewith (and the Buyer may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary).

(iii) Incumbency Certificate. An incumbency certificate of the secretary of Seller certifying the names, true signatures and titles of Seller’s representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(iv) Legal Opinion. A legal opinion of counsel to Seller, substantially in the form attached hereto as Exhibit C.

(v) Filings, Registrations, Recordings. (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Buyer, a perfected, first-priority security interest in the Purchased Items, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if Buyer determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; and (ii) UCC lien searches, dated as of a recent date, in no event more than fourteen (14) days prior to the date of such initial Transaction, in such jurisdictions as shall be applicable to Seller and the Purchased Items, the results of which shall be satisfactory to the Buyer.

(vi) Fees and Expenses. The Buyer shall have received all fees and expenses (including without limitation, the Commitment Fee and the Non-Utilization Fee) required to be paid by Seller on or prior to the initial Purchase Date, which fees and expenses may be netted out of any purchase proceeds paid by the Buyer hereunder.

(vii) Financial Statements. Buyer shall have received (A) the financial statements referenced in Section 12(b).

(viii) Underwriting Guidelines. The Buyer and Seller shall have agreed upon Seller’s current Underwriting Guidelines for Loans and the Buyer shall have received a copy thereof certified by a Responsible Officer of Seller.

(ix) Consents, Licenses, Approvals, etc. The Buyer shall have received copies certified by Seller of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Seller of, and the validity and enforceability of, the Loan Documents, which consents, licenses and approvals shall be in full force and effect, including but not limited to, evidence of VA approval as lender, evidence of FHA approval as Mortgagee and Servicer of the Loans, as well as FHA approval of any servicer or Subservicer of the Loans.

(x) Insurance. The Buyer shall have received evidence in form and substance satisfactory to Buyer showing compliance by Seller as of such initial Purchase Date with Section 13(v) hereof.

(xi) HUD Letter. The Seller shall have executed and provided to HUD, with a copy to Buyer, a letter addressed to HUD identifying Buyer as the owner of the Purchased Loans and authorizing Buyer to obtain any information with respect to the Purchased Loans directly from HUD, which letter shall be acceptable to HUD for such purpose.

(xii) Other Documents. The Buyer shall have received such other documents as Buyer or its counsel may reasonably request.

(b) The obligation of Buyer to enter into each Transaction pursuant to this Agreement (including the initial Transaction) is subject to the following further conditions precedent, both immediately prior to any Transaction and also after giving effect thereto and to the intended use thereof:

(i) No Default or Event of Default shall have occurred and be continuing.

(ii) Both immediately prior to entering into such Transaction and also after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties made by Seller in Section 12 and Schedule 1 hereof, and in each of the other Program Documents, shall be true and complete on and as of the Purchase Date in all material respects (in the case of the representations and warranties in Section 12(w) and Schedule 1, solely with respect to Loans which have not been repurchased by Seller) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). At the request of the Buyer, the Buyer shall have received an officer’s certificate signed by a Responsible Officer of Seller certifying as to the truth and accuracy of the above, which certificate shall specifically include a statement that Seller is in compliance with all governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions.

(iii) The then aggregate outstanding Purchase Price for all Purchased Loans, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price.

(iv) Subject to the Buyer’s right to perform one or more Due Diligence Reviews pursuant to Section 44 hereof, the Buyer shall have completed its Due Diligence Review of the Loan Documents for each Loan subject to such Transaction and such other documents, records, agreements, instruments, Mortgaged Properties or information relating to such Loans as the Buyer in its reasonable discretion deems appropriate to review and such review shall be satisfactory to the Buyer in its reasonable discretion.

(v) Buyer shall have made a determination in its sole discretion that each Loan or any pool of Loans is (A) eligible for sale in the secondary market taking into consideration the characteristics of such Loan or the aggregate characteristics of such pool of Loans and (B) is eligible for purchase under the terms of this Agreement.

(vi) Buyer or its designee shall have received on or before the day of a Transaction with respect to any Purchased Loans (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(A)	the Transaction Notice with respect to such Purchased Loans, delivered pursuant to Section 3(a);

(B)	the Trust Receipt with respect to such Purchased Loans, with the Funding Notice attached; and

(C)	such certificates, customary opinions of counsel or other documents as Buyer may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Buyer in its commercially reasonable judgment.

(vii) In the event that the Loans to be purchased would cause the aggregate outstanding principal balance of Purchased Loans secured by Mortgaged Property from any state to exceed 10% of the aggregate outstanding principal balance of Loans pledged hereunder, then Seller shall, upon request by the Buyer, deliver an opinion of counsel acceptable to the Buyer in such state, substantially in the form of items number 12 and 13 of Exhibit C.

(viii) With respect to any Loan that was funded in the name of an Affiliate of Seller, the Buyer may, in its sole discretion, require Seller to provide evidence sufficient to satisfy the Buyer that such Loan was acquired in a legal sale, including without limitation, an opinion, in form and substance and from an attorney, in both cases, acceptable to the Buyer in its sole discretion, that such Loan was acquired in a legal sale.

(ix) None of the following shall have occurred and/or be continuing: (i) an event or events resulting in the inability of Buyer to finance its purchases of assets with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events or a material adverse change in the financial condition of Buyer that affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under or otherwise comply with the terms of this Agreement, or (ii) an event beyond the control of the Buyer which the Buyer reasonably determines may result in the Buyer’s inability to perform its obligations under this Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing shall have occurred or be continuing.

(x) Each Loan shall conform to Seller’s Underwriting Guidelines or Buyer shall have received Underwriting Guidelines for such Loans acceptable to the Buyer in its reasonable discretion.

(xi) The Buyer shall have received all information requested from Seller relating to Interest Rate Protection Agreements pursuant to Section 13(y), and the Buyer shall have determined that such Interest Rate Protection Agreements adequately protect the Seller from interest rate fluctuations.

(xii) If any Purchased Loans are serviced by a Person other than the Seller, the Buyer shall have received, no later than 10:00 a.m. two (2) days prior to the requested Purchase Date, an Instruction Letter in the form attached hereto as Exhibit I, executed by Seller in blank to the attention of each Servicer, with the related Servicing Agreement attached thereto in form and substance acceptable to Buyer.

(xiii) Buyer shall have determined that all actions necessary or, in the reasonable opinion of Buyer, desirable to maintain the Buyer’s perfected interest in the Purchased Loans and other Purchased Items have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1.

(xiv) Seller shall have paid to Buyer all fees and expenses owed to Buyer in accordance with this Agreement and any other Program Document including, without limitation the amount of any Commitment Fees and/or Non-Utilization Fees then due and owing, and all of Buyer’s attorney fees and expenses and due diligence expenses then due and owing.

(xv) Buyer or its designee shall have received any other documents reasonably requested by Buyer.

(xvi) There is no Margin Deficit at the time immediately prior to entering into a new Transaction.

(xvii) With respect to each Purchased Loan that is subject to a security interest (including any precautionary security interest) immediately prior to the Purchase Date, Buyer shall have received a Security Release Certification for such Purchased Loan that is duly executed by the related secured party and Seller. Such secured party shall have filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Loan, and each such release and Uniform Commercial Code termination statement has been delivered to Buyer prior to each Transaction and to the Custodian as part of the Mortgage File.

10. RELEASE OF PURCHASED LOANS

Upon timely payment in full of the Repurchase Price then owing with respect to a Purchased Loan and the satisfaction of all other Obligations (if any) then outstanding, unless a Default or Event of Default shall have occurred and be continuing, then (a) Buyer shall be deemed to have terminated any security interest that Buyer may have in such Purchased Loan and any Purchased Items solely related to such Purchased Loan and (b) with respect to such Purchased Loan, Buyer shall direct Custodian to release such Purchased Loan and any Purchased Items solely related to such Purchased Loan to Seller unless such release and termination would give rise to or perpetuate a Margin Deficit. Seller shall give at least two (2) Business Days prior written notice to Buyer if such repurchase shall occur on any date other than the Repurchase Date.

If such release and termination gives rise to or perpetuates a Margin Deficit, Buyer shall notify Seller of the amount thereof and prior to such release and termination Seller shall thereupon satisfy the Margin Call in the manner specified in Section 6.

11. RELIANCE

With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf.

12. REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer that throughout the term of this Agreement:

(a) Existence. Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law.

(b) Financial Condition. Seller has heretofore furnished to Buyer a copy of its audited consolidated balance sheets and the audited consolidated balance sheets of its consolidated Subsidiaries, each as at December 31, 2009 with the opinion thereon of Crowe Horwath, a copy of which has been provided to Buyer. Seller has also heretofore furnished to Buyer the related consolidated statements of income and retained earnings and of cash flows for Seller and its consolidated Subsidiaries for the one year period ending December 31, 2009, setting forth in comparative form the figures for the previous year. All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of Seller and its Subsidiaries and the consolidated results of their operations for the fiscal year ended on said date, all in accordance with GAAP applied on a consistent basis. Since December 31, 2009, there has been no development or event nor any prospective development or event which has had or should reasonably be expected to have a Material Adverse Effect.

(c) Litigation. There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against Seller or any of its Subsidiaries or Affiliates or affecting any of the property thereof before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect or (ii) which questions the validity or enforceability of any of the Program Documents or any action to be taken in connection with the transactions contemplated thereby and there is a reasonable likelihood of a Material Adverse Effect or adverse decision.

(d) No Breach. Neither (a) the execution and delivery of the Program Documents, nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws of Seller, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which Seller, or any of its Subsidiaries, is a party or by which any of them or any of their property is bound or to which any of them or their property is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Agreement) result in the creation or imposition of any Lien upon any property of Seller or any of its Subsidiaries, pursuant to the terms of any such agreement or instrument.

(e) Action. Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Documents to which it is a party; the execution, delivery and performance by Seller of each of the Program Documents to which it is a party has been duly authorized by all necessary corporate or other action on its part; and each Program Document has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(f) Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by Seller of the Program Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Agreement.

(g) Taxes. Seller, through its parent company, SIRVA, LLC, has filed all Federal income tax returns and Seller has filed all other material tax returns that are required to be filed by Seller or its Subsidiaries and has paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Seller and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Seller, adequate. Any taxes, fees and other governmental charges payable by Seller in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

(h) Investment Company Act. Neither Seller nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Seller is not subject to any Federal or state statute or regulation which limits its ability to incur indebtedness.

(i) No Legal Bar. The execution, delivery and performance of this Agreement, the other Program Documents, the sales hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of Seller or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien (other than the Liens created hereunder) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

(j) Compliance with Law. No practice, procedure or policy employed or proposed to be employed by Seller in the conduct of its business violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect with respect to Seller.

(k) No Default. Neither Seller nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

(l) Collateral; Collateral Security.

(i) Immediately prior to the sale of any Loan by Seller, Seller was the sole owner of such Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale of the Loans to Buyer hereunder and no Person other than Seller has any Lien on any Loan.

(ii) The provisions of this Agreement are effective to create in favor of the Buyer a valid security interest in all right, title and interest of Seller in, to and under the Purchased Items.

(iii) Upon receipt by the Custodian of each Note, endorsed in blank by a duly authorized officer of Seller, the Buyer shall have a fully perfected first priority security interest therein, in the Loan evidenced thereby and in Seller’s interest in the related Mortgaged Property.

(iv) Upon the filing of financing statements on Form UCC-1 naming the Buyer as “Secured Party” and Seller as “Debtor”, and describing the Purchased Items, in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Purchased Items will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of Seller in, to and under such Purchased Items, which can be perfected by filing under the Uniform Commercial Code.

(m) Chief Executive Office; Chief Operating Office. Seller’s chief executive office and chief operating office on the Effective Date is located at 6200 Oak Tree Blvd. Suite 300, Independence, Ohio 44131.

(n) Location of Books and Records. The location where Seller keeps its books and records including all computer tapes and records relating to the Purchased Items is its chief executive office or chief operating office or the offices of the Custodian.

(o) True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller or any of its Subsidiaries to the Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller or any of its Subsidiaries to Buyer in connection with this

Agreement and the other Program Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(p) Leverage Ratio; Liquidity; Tangible Net Worth; Profitability. (A) The ratio of Seller’s Total Indebtedness to Tangible Net Worth is not greater than 12:1, (B) Seller has Liquidity in an amount equal to not less than $6,500,000, (C) the Tangible Net Worth of Seller exceeds $13,500,000 and (D) as of the end of the immediately preceding calendar quarter, Seller’s consolidated net income for at least one (1) of the previous two (2) consecutive fiscal quarters is equal to or greater than $1.00.

(q) ERISA. Each Plan which is not a Multiemployer Plan, and, to the knowledge of Seller, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which Seller would be under an obligation to furnish a report to the Buyer under Section 13(a)(vii) hereof. The present value of all accumulated benefit obligations under each Plan subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans. The Seller and its Subsidiaries do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law at no cost to the employer (collectively, “COBRA”).

(r) Reserved.

(s) Filing Jurisdictions/Relevant States. Schedule 2 sets forth all of the jurisdictions and filing offices in which a financing statement should be filed in order for Buyer to perfect its security interest in the Purchased Items that can be perfected by filing. As of the date of this Agreement, Seller originates Loans in its own name or through brokers in all 50 states and the District of Columbia.

(t) Reserved.

(u) No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of Seller or any of its Subsidiaries has a Material Adverse Effect.

(v) Subsidiaries. The Seller has no Subsidiaries.

(w) Origination and Acquisition of Loans. The Loans were originated by Seller, and the origination and collection practices used by Seller or Qualified Originator, as applicable, with respect to the Loans have been, in all material respects legal, proper, prudent and customary in the residential mortgage loan origination and servicing business, and in accordance with FHA and/or VA standards as applicable, and in accordance with the Underwriting Guidelines. All Loans are in conformity with the Underwriting Guidelines. Each of the Loans complies with the representations and warranties listed in Schedule 1 hereto.

(x) No Adverse Selection. Seller used no selection procedures that identified the Eligible Loans, when taken as a whole, as being less desirable or valuable than other comparable Loans owned by Seller.

(y) Seller Solvent; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Seller in accordance with GAAP) of Seller and Seller is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. Seller is not transferring any Loans with any intent to hinder, delay or defraud any of its creditors.

(z) MERS. To the extent that any Purchased Loans are registered on MERS, Seller is a member of MERS in good standing.

(aa) No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Agreement; provided, that if Seller has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.

(bb) FHA/VA. Each of the Seller and/or any other Qualified Originator, if applicable, is an FHA Approved Mortgagee, a VA Approved Lender and a CMI approved seller, in good standing to service mortgages and has not been suspended as a mortgagee or servicer by the FHA, VA or CMI, as applicable. Seller and the Subservicer are not under review or investigation or have knowledge of imminent investigation, by the FHA, VA or CMI.

(cc) Seller’s Internal Mortgage Tracking System. Each printout and paper copy produced by Seller’s internal mortgage tracking system and delivered to Buyer is true, complete and accurate.

(dd) Servicer Approvals; Compliance with Guidelines. Seller (in its capacity as Servicer) and each subservicer servicing any Purchased Loans hereunder has all consents, licenses and approvals necessary to service loans on behalf of each Agency and has remained at all times in compliance with the Guidelines.

(ee) Insured Closing Letter. As of the date hereof and as of the date of each delivery of a Wet Loan, the Settlement Agent has obtained an Insured Closing Letter, closing protection letter or similar authorization letter from a nationally recognized title insurance company approved by Buyer, copies of which shall be maintained in the possession of the Seller and provided to Buyer upon request, if required. Among other things, the Insured Closing Letter covers any losses occurring due to the fraud, dishonesty or mistakes of the closing agent. The Insured Closing Letter inures to the benefit of, and the rights thereunder may be enforced by, the loan originator and its successors and assigns, including Buyer.

(ff) Escrow Letter. As of the date hereof and as of the date of each delivery of a Wet Loan, the Settlement Agent has executed an escrow agreement or letter, copies of which shall be maintained in the possession of the Seller and provided to Buyer upon request, if required, stating that in the event of a Rescission of or if for any reason the Loan fails to fund on a given day, the party conducting the closing is holding all funds which would have been disbursed on behalf of the Mortgagor as agent for the benefit of Buyer and such funds shall be redeposited in the Disbursement Account for the benefit of Buyer not later than one Business Day after the date of Rescission or other failure of the Loan to fund on a given day. Such Escrow Letter inures to the benefit of, and the rights thereunder may be enforced by, the loan originator and its successors and assigns, including Buyer.

(gg) Fannie Mae/Freddie Mac. Each of the Seller and/or any other Qualified Originator, if applicable, is a seller approved by Fannie Mae and Freddie Mac, in good standing to service mortgages and has not been suspended as a mortgagee or servicer by Fannie Mae or Freddie Mac. Seller and the Subservicer are not under review or investigation or have knowledge of imminent investigation, by Fannie Mae or Freddie Mac.

13. COVENANTS OF SELLER

Seller covenants and agrees with Buyer that during the term of this Agreement:

(a) Financial Statements and Other Information; Financial Covenants.

Seller shall deliver to the Buyer:

(i) As soon as available and in any event within 45 days after the end of each calendar month, the consolidated balance sheets of Seller and its consolidated Subsidiaries as at the end of such month, the related unaudited consolidated statements of income and retained earnings and of cash flows for Seller and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, and consolidated statements of liquidity of Seller and its consolidated Subsidiaries as at the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Seller, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Seller and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such month (subject to normal year-end audit adjustments);

(ii) As soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of Seller, the consolidated balance sheets of Seller and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for Seller and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, and consolidated statements of liquidity of Seller and its consolidated Subsidiaries as at the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Seller, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Seller and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(iii) As soon as available and in any event within 90 days after the end of each fiscal year of Seller, the consolidated balance sheets of Seller and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Seller and its consolidated Subsidiaries for such year, and consolidated statements of liquidity of Seller and its consolidated Subsidiaries as at the end of such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Seller and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP;

(iv) Together with each set of the financial statements delivered pursuant to clauses (i) through (iii) above, a certificate of a Responsible Officer of Seller in the form of Exhibit A attached hereto;

(v) From time to time at the request of Buyer, Seller shall provide Buyer with a paper copy produced by Seller’s internal mortgage tracking system reflecting that the Purchased Loans are registered in the name of Buyer within three (3) Business Days of such request;

(vi) From time to time such other information regarding the financial condition, operations, well being or business of Seller as the Buyer may reasonably request (including but not limited to any information regarding any repurchase and indemnity requests or demands made upon Seller by any third party investors (including any Agency)), within one (1) Business Day of such request;

(vii) As soon as available, and in any event within five (5) days after the date on which any audit reports with respect to Seller or its subsidiaries are required to be delivered to HUD or any Agency, copies of any such reports, performed and delivered in compliance with all requirements of HUD or such Agency and accompanied by an opinion thereon of an independent certified public accountant;

(viii) Promptly after receipt by Seller of a request by Buyer, any loan level information requested by Buyer with respect to mortgage loans held on the books of the Seller;

(ix) As soon as reasonably possible, and in any event within fifteen (15) days after a Responsible Officer knows or has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of Seller setting forth details respecting such event or condition and the action, if any, that Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Seller or an ERISA Affiliate with respect to such event or condition):

(A) any Reportable Event, or any request for a waiver under Section 412(c) of the Code for any Plan;

(B) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or an ERISA Affiliate to terminate any Plan;

(C) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Seller or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(D) the complete or partial withdrawal from a Multiemployer Plan by Seller or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Seller or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(E) the institution of a proceeding by a fiduciary of any Multiemployer Plan against Seller or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(F) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Seller or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

Seller will furnish to the Buyer, at the time it furnishes each set of financial statements pursuant to paragraph (ii) above, a certificate of a Responsible Officer of Seller to the effect that, to the best of such Responsible Officer’s knowledge, Seller during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in this Agreement and the other Program Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action Seller has taken or proposes to take with respect thereto).

(b) Litigation. Seller will promptly, and in any event within three (3) days after service of process on any of the following, give to Buyer notice of all legal or arbitrable proceedings affecting Seller or any of its Subsidiaries that questions or challenges the validity or enforceability of any of the Program Documents or as to which there is a reasonable likelihood that an adverse determination would result in a Material Adverse Effect.

(c) Existence, Etc. Each of Seller and its Subsidiaries will:

(i)	(A) preserve and maintain its legal existence and all of its material rights, privileges, franchises; (B) maintain all licenses, permits or other approvals necessary to conduct its business and to perform its obligations under the Program Documents; and (C) except as would not be reasonably likely to have a Material Adverse Effect or would have a material adverse effect on the Purchased Loans or the Buyer’s interest therein, remain in good standing under the laws of each state in which it conducts business or any Mortgage Property is located;

(ii)	comply with the requirements of and conduct its business strictly in accordance with all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(iii)	keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(iv)	not move its chief executive office or chief operating office from the addresses referred to in Section 12(l) unless it shall have provided Buyer 30 days prior written notice of such change;

(v)	pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(vi)	permit representatives of Buyer, during normal business hours upon three (3) Business Days’ prior written notice at a mutually desirable time or at any time during the continuance of an Event of Default, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer.

(d) Prohibition of Fundamental Changes. Seller shall not at any time, directly or indirectly, (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets without Buyer’s prior consent; or (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to Seller.

(e) Margin Deficit. If at any time there exists a Margin Deficit, Seller shall cure the same in accordance with Section 6 hereof.

(f) Notices. Seller shall give notice to Buyer promptly in writing of any of the following:

(i)	upon Seller becoming aware of, and in any event within one (1) Business Day after the occurrence of any Default, Event of Default or any event of default or default under any Program Document, Interest Rate Protection Agreement or other material agreement of Seller;

(ii)	upon, and in any event within three (3) Business Days after, service of process on Seller or any of its Subsidiaries, or any agent thereof for service of process, in respect of any legal or arbitrable proceedings affecting Seller or any of its Subsidiaries (i) that questions or challenges the validity or enforceability of any of the Program Documents, (ii) in which the amount in controversy exceeds $1,000,000 or (iii) which there is a reasonable likelihood of an adverse determination which would result in a Material Adverse Effect;

(iii)	upon Seller becoming aware of any default related to any Purchased Items, any Material Adverse Effect and any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect;

(iv)	upon Seller determining during the normal course of its business that the Mortgaged Property in respect of any Loan or Loans with an aggregate unpaid principal balance of at least $1,000,000 has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the Market Value of such Loan;

(v)	upon the entry of a judgment or decree against Seller or any of its Subsidiaries in an amount in excess of $1,000,000;

(vi)	upon, and in any event within five (5) Business Days after, the termination, acceleration, maturity of or reduction in the amount available for borrowing under any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by Seller and any third party;

(vii)	upon Seller becoming aware that, and in any event within one (1) Business Day after the occurrence of any event such that, the aggregate amount of all repurchase and indemnity obligations of Seller to its third party investors (including any Agency) exceeds 30% of Seller’s Liquidity;

(viii)	any material change in the insurance coverage required of Seller or any other Person pursuant to any Program Document, with copy of evidence of same attached;

(ix)	any material dispute, licensing issue, litigation, audit, revocation, sanctions, penalties, investigation, proceeding or suspension between Seller or its Subsidiaries, on the one hand, and any Governmental Authority or any other Person;

(x)	any material change in accounting policies or financial reporting practices of Seller or its Subsidiaries;

(xi)	any material change in the management of Seller;

(xii)	notice of the revocation of any approvals of any Agency or HUD or changes to the approved mortgagee or approved servicer status with respect to the origination or servicing of mortgage loans by Seller or any subservicer;

(xiii)	any notice from CMI that the Seller is on “watch”;

(xiv)	in the event that at any time the aggregate outstanding amount of all repurchase and indemnity requests delivered to the Seller by its third party investors (including any Agency) exceeds 30% of the Seller’s Liquidity; and

(xv)	any inspection or investigation of Seller, Seller’s files or Seller’s facilities by or at the request of, HUD or any Agency.

Each notice pursuant to this Section 13(f) shall be accompanied by a statement of a Responsible Officer of Seller, setting forth details of the occurrence referred to therein and stating what action Seller has taken or proposes to take with respect thereto.

(g) Servicing. Except as provided in Section 43, Seller shall not permit any Person other than the Servicers to service Loans without the prior written consent of Buyer.

(h) Underwriting Guidelines. Seller agrees to provide notice to Buyer within three (3) Business Days of any material modifications to be made to the Underwriting Guidelines that will impact either the Buyer or any Assets that will become Purchased Assets. Seller agrees to deliver to Buyer copies of the Underwriting Guidelines in the event that any changes are made to the Underwriting Guidelines following the Effective Date. No changes to the Underwriting Guidelines shall be effective with respect to any Purchased Loan until Buyer has consented in writing to any such change.

(i) Lines of Business. Seller shall not engage to any substantial extent in any line or lines of business activity other than the businesses generally carried on by it as of the Effective Date.

(j) Transactions with Affiliates. Seller shall not (1) enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (i) otherwise permitted under this Agreement, (ii) in the ordinary course of Seller’s business and (iii) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate or (2) make a payment that is not otherwise permitted by this Section (j) to any Affiliate.

(k) Defense of Title. Seller warrants and will defend the right, title and interest of Buyer in and to all Purchased Items against all adverse claims and demands of all Persons whomsoever.

(l) Preservation of Purchased Items. Seller shall do all things necessary to preserve the Purchased Items so that such Purchased Items remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller will comply with all applicable laws, rules and regulations of any Governmental Authority applicable to Seller or relating to the Purchased Items and cause the Purchased Items to comply with all applicable laws, rules and regulations of any such Governmental Authority. Seller will not allow any default to occur for which Seller is responsible under any Purchased Items or any Program Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Items or the Program Documents.

(m) No Assignment. Seller shall not (i) sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Loans or any interest therein, or (ii) enter into any agreement or undertaking restricting the right or ability of Seller or the Buyer to sell, assign or transfer any of the Assets, provided that this Section 13(m) shall not prevent any contribution, assignment, transfer or conveyance of Purchased Assets in accordance with the Program Documents.

(n) Limitation on Sale of Assets. Except in connection with the Program Documents or any securitization transaction, Seller shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any Subsidiary to Transfer substantially all of its assets to any Person; provided, that Seller may after prior written notice to Buyer allow such action with respect to any Subsidiary which is not a material part of Seller’s overall business operations.

(o) Limitation on Distributions. Following the occurrence of an Event of Default, without Buyer’s consent, Seller shall not make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any stock or senior or subordinate debt of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller.

(p) Financial Covenants. Seller shall comply with the following financial covenants: (A) the ratio of Seller’s Total Indebtedness, to Tangible Net Worth shall not at any time be greater than 12:1, (B) the Seller shall maintain minimum Liquidity at all times in an amount of not less than $6,500,000, (C) the Tangible Net Worth of Seller shall at all times be greater than $13,500,000, and (D) the Seller’s consolidated net income shall be equal to or greater than $1.00 for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of each fiscal quarter.

(q) Reserved.

(r) Power of Attorney. Seller shall, from time to time at the request of Buyer, deliver to Buyer any powers of attorney or other documentation required by Buyer to ensure the enforceability under applicable law of any rights and/or powers granted to Buyer in Section 8 of this Agreement.

(s) Restricted Payments. Seller shall not make any Restricted Payments following an Event of Default.

(t) Servicing Transmission. Seller shall provide to the Buyer on a monthly basis no later than 11:00 a.m. New York City time two (2) Business Days prior to each Repurchase Date (or such other day requested by Buyer) (i) the Servicing Transmission, on an asset-by-asset basis and in the aggregate, with respect to the Loans serviced hereunder by Seller which were funded prior to the first day of the current month, summarizing (A) Seller delinquency and loss experience with respect to Loans serviced by Seller (including, in the case of the Loans, the following categories: current, 30-59, 60-89 and 90+) and (B) any Mortgagor that is in bankruptcy, and (ii) any other information reasonably requested by the Buyer with respect to the Purchased Loans. Each monthly servicing report described above shall separately identify Purchased Loans subject to outstanding Transactions hereunder and the related Purchase Date therefor.

(u) Amendment or Compromise. In the event that Seller or anyone acting on Seller’s behalf amends, modifies or waives any term or condition of, or settles or compromises any claim in respect of, or extends the scheduled maturity date or modifies the interest rate of any item of the Purchased Loans, any such amendment, modification, waiver, settlement, compromise, extension, cancellation or discharge shall be flagged to the Buyer on the Transaction Notice. The Seller shall promptly provide or shall cause to be provided to the Buyer, any information requested by the Buyer with respect to any action taken pursuant to this paragraph. The Seller shall not cancel or discharge any of the outstanding principal balance of any Purchased Loan.

(v) Maintenance of Property; Insurance. Seller shall keep all property useful and necessary in its business in good working order and condition. Seller shall maintain errors and omissions insurance and/or mortgage impairment insurance and blanket bond coverage in such amounts as are in effect on the Effective Date and are customarily required by Fannie Mae and Freddie Mac (as disclosed to Buyer in writing) and shall not reduce such coverage without the written consent of the Buyer, and shall also maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities.

(w) Further Identification of Purchased Items. Seller will furnish to the Buyer from time to time statements and schedules further identifying and describing the Purchased Items and such other reports in connection with the Purchased Items as the Buyer may reasonably request, all in reasonable detail.

(x) Loans Determined to be Defective. Upon discovery by Seller of any breach of any representation or warranty listed on Schedule 1 hereto applicable to any Loan, the Seller shall promptly give notice of such discovery to the Buyer.

(y) Interest Rate Protection Agreements. Upon the Buyer’s request, Seller shall deliver to the Buyer any and all information relating to Interest Rate Protection Agreements.

(z) Certificate of a Responsible Officer of Seller. At the time that Seller delivers financial statements to the Buyer in accordance with Section 13(a) hereof, Seller shall forward to the Buyer a certificate of a Responsible Officer of Seller which demonstrates that Seller is in compliance with the covenants set forth in Sections 13(p), and (aa).

(aa) Additional Committed Repurchase or Warehouse Facility. Seller shall maintain throughout the term of this Agreement, with a nationally recognized and established counterparty (other than the Buyer) one or more committed loan repurchase or warehouse facilities for wet and dry mortgage loans of a credit quality similar to the Loans to be purchased hereunder, originated or acquired by Seller, in an aggregate amount not less than $25,000,000, which facility or facilities shall have a term at least equal to that provided under this Agreement, and the terms and conditions comparable to those provided under this Agreement, including as to the financial condition of Seller.

(bb) Reserved.

(cc) Maintenance of Papers, Records and Files.

(i)	Seller shall acquire, and Seller shall build, maintain and have available, a complete file in accordance with lending industry custom and practice for each Purchased Loan. Seller will maintain all such Records not in the possession of Custodian or Buyer in good and complete condition in accordance with industry practices and preserve them against loss or destruction.

(ii)	Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Loans in accordance with industry custom and practice, including those maintained pursuant to subsection (i), and all such Records shall be in Custodian’s possession unless Buyer otherwise approves. Seller shall deliver to Buyer or its designee updates of such Servicing Records at least monthly. Seller will not cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Loan, in which event Seller will obtain or cause to be obtained a receipt from the Custodian for any such paper, record or file.

(iii)	For so long as Buyer has an interest in or lien on any Purchased Loan, Seller will hold or cause to be held all related Records in trust for Buyer. Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(iv)	Upon reasonable advance notice from Custodian or Buyer, Seller shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

(dd) Maintenance of Licenses. Seller shall (i) maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Documents, including but limited to, any FHA or VA licenses or approvals, (ii) remain in good standing under the laws of each state in which it conducts business or any Mortgage Property is located, and (iii) shall conduct its business strictly in accordance with applicable law.

(ee) Taxes, Etc. Seller shall pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon Seller or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Purchased Loans) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Seller shall file on a timely basis all federal, state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

(ff) Use of Custodian. Without the prior written consent of Buyer, Seller shall use no third party custodian as document custodian other than the Custodian with respect to third party purchasers, prospective third party purchasers, lenders and prospective third party lenders with respect to loans of the same type as the Purchased Loans.

(gg) Change of Fiscal Year. Seller will not at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Buyer, change the date on which Seller’s fiscal year begins from Seller’s current fiscal year beginning date.

(hh) Delivery of Servicing Rights and Servicing Records. With respect to the Servicing Rights appurtenant to each Purchased Loan, Buyer shall own, and Seller shall deliver, such Servicing Rights to Buyer on the related Purchase Date. The Seller shall deliver (or cause the related Subservicer to deliver) the Servicing Records (including any FHA or VA required records) and the physical and contractual servicing of each Purchased Loan, to Buyer or its designee upon the termination of Seller or Subservicer as the servicer or subservicer, respectively, pursuant to Section 43(d). In addition, with respect to the Servicing Records for each Purchased Loan and the physical and contractual servicing of each Purchased Loan, the related Seller shall deliver (or cause the related Subservicer to deliver) such Servicing Records and, to the extent applicable, the servicing to Buyer or its designee within thirty (30) days of the earlier of (i) the termination of Seller or Subservicer as the servicer or subservicer, respectively, of the Purchased Loans and (ii) the related Purchase Date for each such Purchased Loan (the “Servicing Delivery Requirement”). Notwithstanding the foregoing, such Servicing Delivery Requirement will be deemed restated for each such Purchased Loan on each Repurchase Date on which such Purchased Loan is repurchased by Seller and becomes subject to a new Transaction (and the immediately preceding delivery requirement will be deemed to be rescinded), and a new 30 day Servicing Delivery Requirement will be deemed to commence for such Purchased Loans as of such Repurchase Date in the absence of directions to the contrary from Buyer. Further, the Servicing Delivery Requirement will no longer apply to any Purchased Loan that is repurchased in full by the related Seller in accordance with the provisions of this Agreement and is no longer subject to a Transaction. Seller’s transfer of the Servicing Rights, Servicing Records and the physical and contractual servicing under this Section shall be in accordance with customary standards in the industry and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).

(ii) Establishment of Collection Account; Collections. Prior to the initial Purchase Date, Seller shall establish the Collection Account for the sole and exclusive benefit of Buyer. Seller shall segregate all amounts collected on account of the Purchased Loans, to be held in trust for the benefit of Buyer, and shall remit such collections in accordance with Buyer’s written instructions. No amounts deposited into such account shall be removed without Buyer’s prior written consent. Seller shall follow the instructions of Buyer with respect to the Purchased Loans and deliver to Buyer any information with respect to the Purchased Loans reasonably requested by Buyer. Upon and after the occurrence of a Default, Seller shall deposit or credit to the Collection Account all items to be deposited or credited thereto irrespective of any right of setoff or counterclaim arising in favor of it (or any third party claiming through it) under any other agreement or arrangement.

(jj) MERS. Seller and the Servicer are members of MERS in good standing and current in the payment of all fees and assessments imposed by MERS, and shall comply with all rules and procedures of MERS in connection with the servicing of MERS Loans for as long as such Purchased Loans are registered with MERS.

(kk) FHA/VA. Seller shall make all advances and other payments and provide all such reports and notices as are required under the FHA Regulations or VA Regulations, as applicable, and otherwise take all actions necessary to maintain and keep in full force and effect, during the term of this Agreement, the FHA Insurance Contract or VA Guaranty Agreement, as applicable, including providing any notices required to be delivered to the FHA or the VA, as the case may be, by the Seller in connection with the servicing of the Loans pursuant hereto.

(ll) Agency Approvals. Should the Seller, for any reason, cease to possess any applicable Agency approval, or should notification to the relevant Agency or to the Department of Housing and Urban Development, FHA or VA be required, Seller shall so notify Buyer immediately in writing. Notwithstanding the preceding sentence, Seller shall take all necessary action to maintain all of its applicable Agency approvals at all times during the term of this Agreement and each outstanding Transaction.

(mm) Loan Purchase Agreements. Seller shall maintain, and shall not be in default under, at least one whole loan purchase agreement with at least one third party purchaser or Agency, pursuant to which such third party purchaser or Agency has agreed to purchase Eligible Loans from the Seller. Seller shall ensure that each Loan sold to Buyer in a Transaction hereunder is eligible for sale to such third party purchaser or Agency pursuant to such purchase agreement.

(nn) Maintenance of Financial Covenants. To the extent that Seller is obligated under any other Indebtedness (whether now in effect or in effect at any time during the term of the Agreement) to comply with a financial covenant that is comparable to any of the financial covenants set forth in Section 13(p) and such comparable financial covenant is more restrictive to Seller or otherwise more favorable to the related lender or buyer thereunder than any financial covenant hereunder, such comparable financial covenant shall, with no further action required on the part of either Seller or Buyer, automatically become a part hereof and be incorporated herein, and the Seller hereby covenants to maintain compliance with such comparable financial covenant at all times throughout the terms of this Agreement.

14. REPURCHASE DATE PAYMENTS

On each Repurchase Date, Seller shall remit or shall cause to be remitted to Buyer the Repurchase Price together with any other Obligations then due and payable.

15. REPURCHASE OF PURCHASED LOANS

Upon discovery by Seller of a breach of any of the representations and warranties set forth on Schedule 1 to this Agreement, Seller shall give prompt written notice thereof to Buyer. It is understood and agreed that the representations and warranties set forth in Schedule 1 with respect to the Purchased Loans shall survive delivery of the respective Mortgage Files to the Custodian and shall inure to the benefit of Buyer. The fact that Buyer has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Loan shall not affect Buyer’s right to demand repurchase as provided under this Agreement. Seller shall, within two (2) Business Days of the earlier of Seller’s discovery or Seller receiving notice with respect to any Purchased Loan of (i) any breach of a representation or warranty contained in Schedule 1, or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage File within the time period required for delivery pursuant to the Custodial Agreement, promptly cure such breach or delivery failure in all material respects. If within two (2) Business Days after the earlier of Seller’s discovery of such breach or delivery failure or Seller receiving notice thereof that such breach or delivery failure has not been remedied by Seller and such breach or delivery failure would cause the Buyer to require the repurchase or revaluation of the Market Value for such Purchased Loan, Seller shall promptly upon receipt of written instructions from Buyer repurchase such Purchased Loan at a purchase price equal to the Repurchase Price with respect to such Purchased Loan by wire transfer to the account designated by Buyer.

16. RESERVED

17. ACCELERATION OF REPURCHASE DATE

Buyer may, in its sole discretion, at any time, terminate any Transactions with respect to the Uncommitted Amount by providing written notice to Seller. Within two (2) Business Days of receipt of such notice, Seller agrees to repurchase all such Purchased Loans at the Repurchase Price and to satisfy all of its Obligations with respect to such Purchased Loans.

18. EVENTS OF DEFAULT

Each of the following events shall constitute an Event of Default (an “Event of Default”) hereunder:

(a) Seller fails to transfer the related Purchased Loans to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price);

(b) Seller fails to repurchase the Purchased Loans on the applicable Repurchase Date or fails to perform its obligations under Section 6;

(c) Seller shall default in the payment of any other amount payable by it hereunder or under any other Program Document after notification by the Buyer of such default, and such default shall have continued unremedied for three Business Days; or

(d) any representation, warranty or certification made or deemed made herein or in any other Program Document by Seller or any certificate furnished to the Buyer pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1 which shall be considered solely for the purpose of determining the Market Value of the Loans; unless (i) Seller shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by the Buyer in its sole discretion to be materially false or misleading on a regular basis); or

(e) Seller shall fail to comply with the requirements of Section 13(c)(i)(A), Section 13(d), Section 13(f)(i), Section 13(m), Section 13(n), Section 13(o), Section 13(p), Section 13(dd) or Section 13(jj) hereof, and such default shall continue unremedied for a period of one (1) Business Day; or Seller shall otherwise fail to observe or perform any other obligation, representation or covenant contained in this Agreement or any other Program Document and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days; or

(f) any final judgment or judgments or order or orders for the payment of money in excess of $2,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against Seller or any of its Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and Seller or any such Subsidiary shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(g) Seller shall admit in writing its inability to, or intention not to, perform any of their Obligations, or Buyer shall have determined in good faith that Seller is unable to meet its commitments; or

(h) Seller or any of its Affiliates files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for Seller or any of its Affiliates, or of all or any part of Seller’s or its Affiliates’ Property; or makes an assignment for the benefit of Seller’s or its Affiliates’ creditors; or

(i) A custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for Seller or any of its Affiliates, or of any of Seller’s or any of its Affiliates’ respective Property (as a debtor or creditor protection procedure), is appointed or takes possession of such Property; or Seller or any of its Affiliates generally fails to pay Seller’s or any of its Affiliates’ debts as they become due; or Seller or any of its Affiliates is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against Seller or any of its Affiliates; or any of Seller’s or its Affiliates’ Property is sequestered by court or administrative order; or a petition is filed against Seller, or any of its Affiliates under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect; or

(j) Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or any of its Affiliates, or shall have taken any action to displace the management of Seller or any of its Affiliates or to curtail its authority in the conduct of the business of Seller or any of its Affiliates, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller or any of its Affiliates’ as an issuer, buyer or seller/servicer of loans or securities backed thereby, and such action provided for in this subsection (j) shall not have been discontinued or stayed within thirty (30) days; or

(k) Any Program Document shall for whatever reason (including an event of default thereunder) be terminated (other than as agreed upon by Buyer and Seller), this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any of the Purchased Loans or Purchased Items purported to be covered hereby or any of Seller’s material obligations (including the Obligations hereunder) shall cease to be in full force and effect, or the enforceability thereof shall be contested by Seller; or

(l) Any Material Adverse Effect shall have occurred as determined by Buyer in its reasonable discretion; or

(m) (i) Seller or any ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a determination that a Plan is “at risk” (within the meaning of Section 302 of ERISA) or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Seller or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) Seller or any ERISA Affiliate shall, or in the reasonable opinion of the Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, (vi) Seller or any ERISA Affiliate shall file an application for a minimum funding waiver under Section 302 of ERISA or Section 412 of the Code with respect to any Plan, (vii) any obligation for post-retirement medical costs (other than as required by COBRA) exists, or (viii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(n) A Change of Control of Seller shall have occurred without the prior consent of the Buyer or a material change in the management of Seller shall have occurred which has not been approved by Buyer, including the resignation, removal or other substantial change in the management responsibilities of Paul Klemme; or

(o) Seller shall grant, or suffer to exist, any Lien on any Purchased Items except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Purchased Items in favor of the Buyer or shall be Liens in favor of any Person other than Buyer; or

(p) Buyer shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well-being of Seller (including but not limited to any information regarding any repurchase and indemnity requests or demands made upon Seller by any third party investors (including any Agency)) and such reasonable information and/or responses shall not have been provided within three (3) Business Days of such request; or

(q) Seller or any Affiliate of Seller shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between Seller or such other entity, on the one hand, and Buyer or any of Buyer’s Affiliates on the other; or Seller or any Affiliate of Seller shall default under, or fail to perform as required under, the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by Seller or such other entity and any third party, which default or failure entitles any party to require acceleration or prepayment of any indebtedness thereunder; or

(r) Seller’s membership in MERS is terminated for any reason at any time Seller is servicing MERS Loans; or

(s) The aggregate amount of all repurchase and indemnity obligations of the Seller to its third party investors (including any Agency) exceeds 50% of the Seller’s Liquidity; or

(t) Seller (i) fails to remain an approved servicer in good standing to service mortgage loans for Fannie Mae and Freddie Mac, or (ii) fails to maintain its status as an approved mortgagee with the Department of Housing and Urban Development (“HUD”) pursuant to Section 203 of the National Housing Act or; or

(u) Seller fails to be in good standing with CMI under its correspondent loan program at any time; or

(v) Seller fails to pay any portion of the Commitment Fee or Non-Utilization Fee when due hereunder; or

(w) Servicer’s or Subservicer’s FHA servicing eligibility is suspended, revoked or becomes subject to an investigation by the FHA; or

(x) Seller’s status as an FHA Approved Mortgagee is suspended, revoked or becomes subject to an investigation by the FHA; or

(y) Seller’s status as an VA Approved Lender is suspended, revoked or becomes subject to an investigation by the VA; or

(z) The 6-month rolling average rate of rejection by the FHA of insurance claims by Seller and/or any Subsidiary or Affiliate of Seller exceeds 5% (by number of loans or unpaid principal balance) of claims submitted by Seller and/or any Subsidiary or Affiliate of Seller; or

(aa) The 6-month rolling average ratio of reimbursement by the FHA to claims submitted by Seller and/or any Subsidiary or Affiliate of Seller is less than 90%; or

(bb) The 6-month rolling average rate of rejection by Fannie Mae or Freddie Mac of sales by Seller and/or any Subsidiary or Affiliate of Seller exceeds 5% (by number of loans or unpaid principal balance) of proposed sales by Seller and/or any Subsidiary or Affiliate of Seller; or

(cc) The 6-month rolling average ratio of sales to Fannie Mae or Freddie Mac to proposed sales by Seller and/or any Subsidiary or Affiliate of Seller is less than 90%; or

(dd) The “compare ratio” assigned to Seller by FHA under its “Neighborhood Watch” program is greater than 100%; provided, however, that the Buyer may, by providing prior written notice to Seller in Buyer’s sole discretion, adopt a different threshold for such ratio or other statistic based upon the adoption by FHA of any change in the methodology under such program, and in such event, there shall be an Event of Default hereunder if the “compare ratio” or other assigned to Seller by FHA is less favorable than such threshold adopted by Buyer.

19. REMEDIES

Upon the occurrence of an Event of Default, Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 18(g), (h), (i) or (j) hereof), shall have the right to exercise any or all of the following rights and remedies:

(a) (i) The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (provided that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Seller’s obligations hereunder to repurchase all Purchased Loans at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income then on deposit in the Collection Account and all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Price and any other amounts owing by Seller hereunder; Seller shall immediately deliver to Buyer or its designee any and all original papers, Records and files relating to the Purchased Loans subject to such Transaction then in Seller’s possession and/or control; and all right, title and interest in and entitlement to such Purchased Loans and Servicing Rights thereon shall be deemed transferred to Buyer or its designee.

(ii) Buyer shall have the right to (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 19(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may deem commercially reasonable any or all Purchased Loans and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give Seller credit for such Purchased Loans in an amount equal to the Market Value of the Purchased Loans against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder, provided, however, with respect to Purchased Loans with a Market Value of zero, the Buyer shall in its sole discretion either sell such Purchased Loans in accordance with clause (A) of this Section 19(a)(ii) or release such Purchased Loans to Seller. Seller shall remain liable to Buyer for any amounts that remain owing to Buyer following a sale and/or credit under the preceding sentence. The proceeds of any disposition of Purchased Loans shall be applied first to the reasonable costs and expenses incurred by Buyer in connection with or as a result of an Event of Default; second, costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; and fourth to all other Obligations.

(iii) Buyer shall have the right to terminate this Agreement and declare all obligations of Seller to be immediately due and payable, by a notice in accordance with Section 21 hereof provided no such notice shall be required for an Event of Default pursuant to Section 18(g), (h), (i) or (j).

(iv) The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid. In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the underlying Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Loans and nothing contained herein shall obligate Buyer to liquidate any Purchased Loans on the occurrence of an Event of Default or to liquidate all Purchased Loans in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(vi) To the extent permitted by applicable law, Seller waives all claims, damages and demands it may acquire against the Buyer arising out of the exercise by the Buyer of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of the Buyer. If any notice of a proposed sale or other disposition of Purchased Items shall be required by law, such notice shall be deemed reasonable and proper if given at least 2 days before such sale or other disposition.

(b) Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller to which Seller pledges its full faith and credit. In addition to its rights hereunder, Buyer shall have the right to proceed against any of Seller’s assets which may be in the possession of Buyer, any of Buyer’s Affiliates or their respective designees (including the Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by Seller to Buyer pursuant to this Agreement. Buyer may set off cash, the proceeds of the liquidation of the Purchased Loans and Additional Purchased Loans, any other Purchased Items and their proceeds and all other sums or obligations owed by Buyer, or any of Buyer’s Affiliates, to Seller against all of Seller’s obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement among the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(c) Buyer shall have the right to obtain physical possession of the Servicing Records and all other files of Seller relating to the Purchased Loans and all documents relating to the Purchased Loans which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer shall request.

(d) Buyer shall have the right to direct all Persons servicing the Purchased Loans to take such action with respect to the Purchased Loans as Buyer determines appropriate.

(e) Buyer shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Loans and any other Purchased Items or any portion thereof, collect the payments due with respect to the Purchased Loans and any other Purchased Items or any portion thereof, and do anything that Buyer is authorized hereunder or by law to do. Seller shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

(f) Buyer may, at its option, enter into one or more Interest Rate Protection Agreements covering all or a portion of the Purchased Loans, and Seller shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against the Buyer relating to or arising out of such Interest Rate Protection Agreements for a period of thirty (30) days following the occurrence of an Event of Default; including without limitation any losses resulting from such Interest Rate Protection Agreements; provided that Buyer shall not have the right to enter into any such Interest Rate Protection Agreement if the Seller assigns to buyer an Interest Rate Protection Agreement acceptable to Buyer.

(g) In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser or a secured party, as applicable, under the Uniform Commercial Code.

Except as otherwise expressly provided in this Agreement, Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Seller.

Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Loans and any other Purchased Items or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

Seller shall cause all sums received by it with respect to the Purchased Loans to be deposited with such Person as Buyer may direct after receipt thereof. Seller shall be liable to Buyer for the amount of all expenses (plus interest thereon at a rate equal to the Post-Default Rate), and Breakage Costs including, without limitation, all costs and expenses incurred within thirty (30) days of the Event of Default in connection with hedging or covering transactions related to the Purchased Loans, conduit advances and payments for mortgage insurance.

20. DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document. Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as they so desire, and may thereafter at any time and from time to time exercise any other remedy or remedies.

21. NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy or Electronic Transmission) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given by Seller under Section 3(a) (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted (i) by Electronic Transmission and followed by written notice via overnight courier or (ii) by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

22. USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) shall be used by either party hereto in a Transaction.

23. INDEMNIFICATION AND EXPENSES

(a) Seller agrees to hold Buyer, its Affiliates and each of their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Agreement, any other Program Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Program Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation laws with respect to unfair or deceptive lending practices and predatory lending practices, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Loan for any sum owing thereunder, or to enforce any provisions of any Loan, Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse any Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Program Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. Seller hereby acknowledges that the obligations of Seller under this Agreement are recourse obligations of Seller.

(b) Seller agrees to pay as and when billed by Buyer all of the out-of pocket costs and expenses incurred by Buyer in connection with the development, preparation, negotiation, administration, enforcement and execution of, and any amendment, waiver, supplement or modification to, this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith. Seller agrees to pay as and when billed by Buyer all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable fees, disbursements and expenses of counsel to Buyer, and (ii) all the due diligence, inspection, testing and review (including but not limited to any loan level file review of any Loans and all on-going due diligence costs) and expenses incurred by Buyer with respect to Purchased Items under this Agreement, including, but not limited to, those costs and expenses incurred by Buyer pursuant to Sections 23, 39 and 44 hereof. Seller also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(c) If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer, in its sole discretion and Seller shall remain liable for any such payments by Buyer. No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under the Program Documents.

(d) Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 23 shall survive the termination of this Agreement, the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Loans by Buyer against full payment therefor.

24. WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Items as a result of restrictions upon Buyer or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Items shall be disposed of in the event of any disposition pursuant hereto.

25. REIMBURSEMENT

All sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Seller’s obligation (unless and to the extent that Seller is the prevailing party in any dispute, claim or action relating thereto). Seller agrees to pay, with interest at the Post-Default Rate to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by Buyer and/or Custodian in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Buyer (without duplication to Buyer) and/or Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout.”

26. FURTHER ASSURANCES

Seller agrees to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement and the other Program Documents, to perfect the interests of Buyer in the Purchased Items or to better assure and confirm unto Buyer its rights, powers and remedies hereunder and thereunder.

27. TERMINATION

This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect Seller’s outstanding obligations to Buyer at the time of such termination. Seller’s obligations under Section 3(h), Section 5, Section 12, Section 23 and Section 25 and any other reimbursement or indemnity obligation of Seller to Buyer pursuant to this Agreement or any other Program Documents shall survive the termination hereof.

28. SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

29. BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

30. AMENDMENTS

Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by Seller and the Buyer and any provision of this Agreement may be waived by Buyer.

31. RESERVED

32. SURVIVAL

The obligations of Seller under Sections 3(h), 5, 13, 23 and 25 hereof and any other reimbursement or indemnity obligation of Seller to Buyer pursuant to this Agreement or any other Program Document shall survive the repurchase of the Loans hereunder, the purchase of any Loans pursuant to a takeout commitment and the termination of this Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a purchase, herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived, by reason of purchasing any Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such purchase was made.

33. CAPTIONS

The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

34. COUNTERPARTS; ELECTRONIC SIGNATURES

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by e-mail and/or by facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties.

35. SUBMISSION TO JURISDICTION; WAIVERS

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND/OR ANY OTHER PROGRAM DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND

(D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

36. WAIVER OF JURY TRIAL

EACH OF SELLER AND BUYER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

37. ACKNOWLEDGEMENTS

Seller hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Program Documents to which it is a party;

(b) Buyer has no fiduciary relationship to Seller; and

(c) no joint venture exists among or between Buyer and Seller.

38. HYPOTHECATION OR PLEDGE OF PURCHASED ITEMS.

Buyer shall have free and unrestricted use of all Purchased Loans and Purchased Items and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Loans and Purchased Items or otherwise selling, pledging, repledging, transferring, assigning, hypothecating, rehypothecating or otherwise conveying the Purchased Loans and Purchased Items; provided, however, that Buyer shall not be relieved of its obligations to return the Purchased Loans to the Seller. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Loans or Purchased Items delivered to Buyer by Seller.

39. ASSIGNMENTS; PARTICIPATIONS.

(a) Seller may assign any of its rights or obligations hereunder only with the prior written consent of the Buyer. The Buyer may assign or transfer to any bank or other financial institution that makes or invests in repurchase agreements or loans or any Affiliate of the Buyer all or any of its rights and obligations under this Agreement and the other Program Documents.

(b) Buyer may, in accordance with applicable law, at any time sell to one or more entities (“Participants”) participating interests in this Agreement, its agreement to purchase Loans, or any other interest of Buyer hereunder and under the other Program Documents. In the event of any such sale by Buyer of participating interests to a Participant, Buyer’s obligations under this Agreement to Seller shall remain unchanged, Buyer shall remain solely responsible for the performance thereof and Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Program Documents. Seller agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Buyer under this Agreement; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with Buyer the proceeds thereof. Buyer also agrees that each Participant shall be entitled to the benefits of Sections 3(h), 3(i) and 23 with respect to its participation in the Loans and Purchased Items outstanding from time to time; provided, that Buyer and all Participants shall be entitled to receive no greater amount in the aggregate pursuant to such Sections than Buyer would have been entitled to receive had no such transfer occurred.

(c) Buyer may furnish any information concerning Seller or any of its Subsidiaries in the possession of Buyer from time to time to assignees and Participants (including prospective assignees and Participants) only after notifying Seller in writing and securing signed confidentiality statements (a form of which is attached hereto as Exhibit H) and only for the sole purpose of evaluating assignments or participations and for no other purpose.

(d) Seller agrees to cooperate with Buyer in connection with any such assignment and/or participation, to execute and deliver replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Program Documents in order to give effect to such assignment and/or participation. Seller further agrees to furnish to any Participant identified by Buyer to Seller copies of all reports and certificates to be delivered by Seller to Buyer hereunder, as and when delivered to Buyer.

40. SINGLE AGREEMENT

Seller and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Seller and Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

41. INTENT

Seller and Buyer recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the USC, a “securities contract” as that term is defined in Section 741 of Title 11 of the USC, and a “master netting agreement” as that term is defined in Section 101 of Title 11 of the USC.

It is understood that Buyer’s right to liquidate the Purchased Loans delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 19 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Sections 555, 559 and 561 of Title 11 of the USC.

The parties hereby agree that all Servicing Agreements and any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the Purchased Loans shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A) and 101(47)(a)(v) of Title 11 of the USC and part of the “contract” as such term is used in Section 741 of Title 11 of the USC.

42. CONFIDENTIALITY

The Program Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder, are proprietary to Buyer and shall be held by Seller in strict confidence and shall not be disclosed to any third party without the consent of Buyer except for (i) disclosure to Seller’s Affiliates, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) upon prior written notice to Buyer, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) upon prior written notice to Buyer, disclosure to any approved hedge counterparty to the extent necessary to obtain any Interest Rate Protection Agreement hereunder or (iv) when circumstances reasonably permit, any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that in the case of disclosure by any party pursuant to the foregoing clauses (ii), (iii) and (iv), Seller shall take reasonable actions to provide Buyer with prior written notice; provided further that in the case of (iv), Seller shall not file any of the Program Documents other than the Agreement with the SEC or state securities office unless Seller shall have provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to Buyer. Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

43. SERVICING

(a) Seller covenants to maintain or cause the servicing of the Purchased Loans to be maintained in conformity with Accepted Servicing Practices and pursuant to the related underlying Servicing Agreement. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) the termination thereof by Buyer pursuant to subsection (d)

below, (ii) thirty (30) days after the last Purchase Date of such Purchased Loan, (iii) a Default or an Event of Default, (iv) the date on which all the Obligations have been paid in full, or (v) the transfer of servicing to any entity approved by Buyer and the assumption thereof by such entity. Upon any such termination, the Seller shall comply with the requirements set forth in Section 13(hh) as to the delivery of the Servicing Records and the physical servicing of each Purchased Loan.

(b) During the period Seller is servicing the Purchased Loans, (i) Seller agrees that Buyer is the owner of the Servicing Rights and all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Loans (the “Servicing Records”), and (ii) Seller grants Buyer a security interest in all servicing fees and rights relating to the Purchased Loans and all Servicing Records to secure the obligation of Seller or its designee to service in conformity with this Section 43 and any other obligation of Seller to Buyer. At all times during the term of this Agreement, Seller covenants to hold such Servicing Records in trust for Buyer and to safeguard, or cause each Subservicer to safeguard, such Servicing Records and to deliver them, or cause any such Subservicer to deliver them to the extent permitted under the related Servicing Agreement promptly to Buyer or its designee (including the Custodian) at Buyer’s request or otherwise as required by operation of Section 13(hh) hereof. It is understood and agreed by the parties that prior to an Event of Default, Seller, as servicer shall retain the servicing fees with respect to the Purchased Loans.

(c) If any Loan that is proposed to be sold on a Purchase Date is serviced by a servicer other than Seller (a “Subservicer”), or if the servicing of any Purchased Loan is to be transferred to a Subservicer, Seller shall provide a copy of the related servicing agreement and an Instruction Letter executed by such Subservicer (collectively, the “Servicing Agreement”) to Buyer at least three (3) Business Days prior to such Purchase Date or transfer date, as applicable, which Servicing Agreement shall be in form and substance acceptable to Buyer. In addition, Seller shall have obtained the prior written consent of Buyer for such Subservicer to subservice the Loans.

(d) In addition to the rights provided in Section 43(a), the Buyer shall have the right, exercisable at any time in its sole discretion, upon written notice, to terminate Seller or any Subservicers as servicer or subservicer, respectively, and any related Servicing Agreement. Upon any such termination, Seller shall transfer or shall cause Subservicer to transfer such servicing with respect to such Purchased Loans to Buyer or its designee, at no cost or expense to Buyer. Seller agrees to cooperate with Buyer in connection with the transfer of servicing.

(e) After the Purchase Date, until the Repurchase Date, Seller will have no right to modify or alter the terms of the Loan or consent to the modification or alteration of the terms of any Loan, and Seller will have no obligation or right to repossess any Loan or substitute another Loan, except as provided in any Custodial Agreement.

(f) Seller shall permit Buyer to inspect upon reasonable prior written notice at a mutually convenient time, Seller’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying Buyer that Seller or its Affiliate, as the case may be, has the ability to service the Loans as provided in this Agreement. In addition, with respect to any Subservicer which is not an Affiliate of Seller, Seller shall use its best efforts to enable Buyer to inspect the servicing facilities of such Subservicer.

44. PERIODIC DUE DILIGENCE REVIEW

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Loans, for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise, and Seller agrees that upon reasonable (but no less than one (1) Business Day’s) prior notice to Seller (provided that upon the occurrence of a Default or an Event of Default, no such prior notice shall be required), Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Mortgage Files, the Servicing Records and any and all documents, records, agreements, instruments or information relating to such Loans in the possession, or under the control, of Seller and/or the Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer shall purchase Loans from Seller based solely upon the information provided by Seller to Buyer in the Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Purchased Loans, including, without limitation, ordering new credit reports, new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Loan. Buyer may underwrite such Loans itself or engage a third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Loans in the possession, or under the control, of Seller. In addition, Buyer has the right to perform continuing Due Diligence Reviews (including, without limitation, operational, legal, corporate and background due diligence) of Seller and its Affiliates, directors, and their respective Subsidiaries and the officers, employees and significant shareholders thereof. Seller and Buyer further agree that all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 44 shall be paid by Seller.

45. SET-OFF

In addition to any rights and remedies of Buyer provided by this Agreement and by law, Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Seller. Buyer may set-off cash, the proceeds of the liquidation of any Purchased

Items and all other sums or obligations owed by Buyer or its Affiliates to Seller against all of Seller’s obligations to Buyer or its Affiliates, whether under this Agreement or under any other agreement between the parties or between Seller and any Affiliate of Buyer, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s or its Affiliate’s right to recover any deficiency. Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

46. ENTIRE AGREEMENT

This Agreement and the other Program Documents embody the entire agreement and understanding of the parties hereto and thereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto.

[SIGNATURE PAGE FOLLOWS]

IN WINTNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SIRVA MORTGAGE, INC.,
an Ohio corporation, as seller

By:	/s/ Paul E. Klemme
Name:	Paul E. Klemme
Title:	President

Address for Notices:

6200 Oak Tree Blvd.

Suite 300

Independence, Ohio 44131

Attention: Michael G. Hougan

Attention: Dave Drozin

Telephone No.: (216) 606-4085

Telecopier No.: (216) 606-7585

CITIBANK, N.A. as Buyer and Agent, as applicable

By:	/s/ Susan Mills
Name:	Susan Mills
Title:	Vice President

Address for Notices:

390 Greenwich Street, 6th Floor

New York, New York 10013

Attention: Bobbie Theivakumaran

Telephone No.: (212) 723-6753

Telecopier No.: (212) 723-8604

[Signature Page to Master Repurchase Agreement]

ANNEX I

BUYER ACTING AS AGENT

This Annex I forms a part of the Master Repurchase Agreement dated as of             ,             (the “Agreement”) among             ,             ,             ,             , and Citibank, N.A. This Annex I sets forth the terms and conditions governing all transactions in which Buyer selling assets or buying assets, as the case may be (“Agent”), in a Transaction is acting as agent for one or more third parties (each, a “Principal”). Capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement.

1.	Additional Representations. Agent hereby makes the following representations, which shall continue during the term of any Transaction: Principal has duly authorized Agent to execute and deliver the Agreement and the other Program Documents on its behalf, has the power to so authorize Agent and to enter into the Transactions contemplated by the Agreement and the other Program Documents and to perform the obligations of Buyer under such Transactions, and has taken all necessary action to authorize such execution and delivery by Agent and such performance by it.

2.	Identification of Principals. Agent agrees (a) to provide the other party, prior to the date on which the parties agree to enter into any Transaction under the Agreement, with a written list of Principals for which it intends to act as Agent (which list may be amended in writing from time to time with the consent of the other party) and (b) to provide the other party, before the close of business on the next business day after orally agreeing to enter into a Transaction, with notice of the specific Principal or Principals for whom it is acting in connection with such Transaction. If (i) Agent fails to identify such Principal or Principals prior to the close of business on such next business day or (ii) the other party shall determine in its sole discretion any Principal or Principals identified by Agent are not acceptable to it, the other party may reject and rescind any Transaction with such Principal or Principals, return to Agent any Purchased Loans or portion of the Purchase Price, as the case may be, previously transferred to the other party and refuse any further performance under such Transaction, and Agent shall immediately return to the other party any portion of the Purchase Price or Purchased Loans, as the case may be, previously transferred to Agent in connection with such Transaction; provided, however, that (A) the other party shall promptly (and in any event within one business day) notify Agent of its determination to reject and rescind such Transaction and (B) to the extent that any performance was rendered by any party under any Transaction rejected by the other party, and such party shall remain entitled to any Price Differential or other amounts that would have been payable to it with respect to such performance if such Transaction had not been rejected. The other party acknowledges that Agent shall not have any obligation to provide it with confidential information regarding the financial status of its Principals; Agent agrees, however, that it will assist the other party in obtaining from Agent’s Principals such Information regarding the financial status of such Principals as the other party may reasonably request.

Annex 1-1

3.	Limitation of Agent’s Liability. The parties expressly acknowledge that if the representations of Agent under the Agreement, including this Annex I, are true and correct in all material respects during the term of any Transaction and Agent otherwise complies with the provisions of this Annex I, then (a) Agent’s obligations under the Agreement shall not include a guarantee of performance by its Principal or Principals; provided that Agent shall remain liable for performance pursuant to Section 10 of the Agreement, and (b) the other party’s remedies shall not include a right of setoff in respect of rights or obligations, if any, of Agent arising in other transactions in which Agent is acting as principal.

4.	Multiple Principals.

(a)	In the event that Agent proposes to act for more than one Principal hereunder, Agent and the other party shall elect whether (i) to treat Transactions under the Agreement as transactions entered into on behalf of separate Principals or (ii) to aggregate such Transactions as if they were transactions by a single Principal. Failure to make such an election in writing shall be deemed an election to treat Transactions under the Agreement as transactions on behalf of a single Principal.

(b)	In the event that Agent and the other party elect (or are deemed to elect) to treat Transactions under the Agreement as transactions on behalf of separate Principals, the parties agree that (i) Agent will provide the other party, together with the notice described in Section 2(b) of this Annex I, notice specifying the portion of each Transaction allocable to the account of each of the Principals for which it is acting (to the extent that any such Transaction is allocable to the account of more than one Principal); (ii) the portion of any individual Transaction allocable to each Principal shall be deemed a separate Transaction under the Agreement; (iii) the margin maintenance obligations of Seller under Section 6(a) of the Agreement shall be determined on a Transaction-by-Transaction basis (unless the parties agree to determine such obligations on a Principal-by-Principal basis); and (iv) Buyer’s remedies under the Agreement upon the occurrence of an Event of Default shall be determined as if Agent had entered into a separate Agreement with the other party on behalf of each of its Principals.

(c)	In the event that Agent and the other party elect to treat Transactions under the Agreement as if they were transactions by a single Principal, the parties agree that (i) Agent’s notice under Section 2(b) of this Annex I need only identify the names of its Principals but not the portion of each Transaction allocable to each Principal’s account; (ii) the margin maintenance obligations of Seller under Section 6(a) of the Agreement shall, subject to any greater requirement imposed by applicable law, be determined on an aggregate basis for all Transactions entered into by Agent on behalf of any Principal; and (iii) Buyer’s remedies upon the occurrence of an Event of Default shall be determined as if all Principals were a single Buyer.

(d)	Notwithstanding any other provision of the Agreement (including, without limitation, this Annex I), the parties agree that any Transactions by Agent on behalf of an employee benefit plan under ERISA shall be treated as Transactions on behalf of separate Principals in accordance with Section 4(b) of this Annex I (and all margin maintenance obligations of the parties shall be determined on a Transaction-by-Transaction basis).

Annex 1-2

5.	Interpretation of Terms. All references to “Buyer” in the Agreement shall, subject to the provisions of this Annex I (including, among other provisions, the limitations on Agent’s liability in Section 3 of this Annex I), be construed to reflect that (i) each Principal shall have, in connection with any Transaction or Transactions entered into by Agent on its behalf, the rights, responsibilities, privileges and obligations of a “Buyer”, directly entering into such Transaction or Transactions with the other party under the Agreement, and (ii) Agent’s Principal or Principals have designated Agent as their sole agent for performance of Buyer’s obligations to Seller and for receipt of performance by Seller of its obligations to Buyer in connection with any Transaction or Transactions under the Agreement (including, among other things, as Agent for each Principal in connection with transfers of Loans, securities, cash or other property and as agent for giving and receiving all notices under the Agreement). Both Agent and its Principal or Principals shall be deemed “parties” to the Agreement and all references to a “party” or “either party” in the Agreement shall be deemed revised accordingly.

Annex 1-3

Schedule 1

REPRESENTATIONS AND WARRANTIES RE: LOANS

Eligible Loans

As to each Loan that is subject to a Transaction hereunder (and the related Mortgage, Note, Assignment of Mortgage and Mortgaged Property), Seller shall be deemed to make the following representations and warranties to Buyer as of the Purchase Date and as of each date such Loan is subject to a Transaction:

(a) Loans as Described. The information set forth in the Loan Schedule with respect to the Loan is complete, true and correct in all material respects.

(b) Payments Current. The first Monthly Payment shall have been made prior to the second scheduled Monthly Payment becoming due.

(c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or will be paid prior to any economic loss or forfeiture of the related Mortgaged Property or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Loan, except for interest accruing from the date of the Note or date of disbursement of the proceeds of the Loan, whichever is more recent, to the day which precedes by one month the Due Date of the first installment of principal and interest thereunder.

(d) Original Terms Unmodified. The terms of the Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination; except by a written instrument which has been recorded (or promptly will be recorded, in the case of any of the foregoing that occurs after the related Purchase Date), if necessary to protect the interests of Buyer, and which has been delivered to the Custodian and the terms of which are reflected in the Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required by the title insurance policy, and its terms are reflected on the Loan Schedule. No Mortgagor in respect of the Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage File delivered to the Custodian and the terms of which are reflected in the Loan Schedule.

(e) FHA/VA Approval. All parties which have had any interest in the Mortgage, whether as mortgagee or assignee, are (or, during the period in which they held and disposed of such interest, were) an FHA Approved Mortgagee or VA Approved Lender as the case may be.

Schedule 1-1

(f) FHA Insurance; VA Loan Guaranty. With respect to the FHA Loans, the FHA Insurance Contract is in full force and effect and there exists no impairment to full recovery without indemnity to the Department of Housing and Urban Development or the FHA under FHA Mortgage Insurance. With respect to the VA Loans, the VA Loan Guaranty Agreement is in full force and effect to the maximum extent stated therein. All necessary steps have been taken to keep such guaranty or insurance valid, binding and enforceable and each of such is the binding, valid and enforceable obligation of the FHA and the VA, respectively, to the full extent thereof, without surcharge, set-off or defense. Each FHA Loan and VA Loan was originated in accordance with the criteria of an Agency for purchase of such Loans.

(g) No Defenses. The Loan is not subject to any right of rescission, setoff, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Note or the Mortgage, or the exercise of any right thereunder, render either the Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor in respect of the Loan was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Loan was originated by Seller.

(h) Hazard Insurance. The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by Seller as of the date of origination consistent with the Underwriting Guidelines, against risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Loan with respect to each Loan (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines or (iv) the amount necessary to fully compensate for any damage or loss to the improvements that are a part of such property on a replacement cost basis. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Loan, (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the Flood Disaster Protection Act of 1973, as amended. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Seller, its successors and assigns (including without limitation, subsequent owners of the Loan), as mortgagee, and may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee. No such notice has been received by Seller. All premiums due and owing on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Seller has not engaged in, and has no knowledge of the Mortgagor’s

Schedule 1-2

having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(i) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, all applicable predatory and abusive lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the origination and servicing of such Loan have been complied with (including without limitation the federal Mortgage Disclosure Improvement Act of 2008 and its promulgating regulations under 12 C.F.R. Part 226, as amended by the Emergency Economic Stabilization Act of 2008), the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon two Business Days’ request, evidence of compliance with all such requirements.

(j) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole-or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission except (i) in connection with an assumption agreement which has been approved by the FHA, to the extent required by the applicable FHA Insurance Contract, (ii) in the case of a release of a portion of the land comprising a Mortgaged Property or (iii) a release of a blanket Mortgage which release will not cause the Loan to fail to satisfy the Underwriting Guidelines. Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.

(k) Location and Type of Mortgaged Property. The Mortgaged Property is located in the state identified in the Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that any condominium unit or planned unit development shall conform with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings, and that no residence or dwelling is a mobile home or a manufactured dwelling. No portion of the Mortgaged Property is used for commercial purposes.

(l) Valid Lien. The Mortgage is a valid, subsisting, enforceable and perfected first lien and first priority security interest with respect to each Loan, on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing and with respect to Cooperative Loans, including the Proprietary Lease and the Cooperative Shares. The lien of the Mortgage is subject only to:

Schedule 1-3

(1) the lien of current real property taxes and assessments not yet due and payable;

(2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Loan or (b) which do not adversely affect the Appraised Value of the related Mortgaged Property set forth in such appraisal; and

(3) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest with respect to each Loan, on the property described therein and Seller has full right to pledge and assign the same to Buyer. The Mortgaged Property was not, as of the date of origination of the Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage.

(m) Validity of Mortgage Documents. The Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Note, the Mortgage and any other such related agreement had legal capacity to enter into the Loan and to execute and deliver the Note, the Mortgage and any such agreement, and the Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties. No fraud, error, negligence, omission, misrepresentation or similar occurrence with respect to a Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Loan or in the application of any insurance in relation to such Loan. Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein.

(n) Full Disbursement of Proceeds. Except for funds escrowed in the normal course of business for improvements, repairs, dues, satisfactions and similar expenses, the proceeds of the Loan have been fully disbursed and there is no further requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Note or Mortgage.

Schedule 1-4

(o) Ownership. Seller is the sole owner and holder of the Loan. No Loan was acquired by Seller from a third party. In connection with such sale, such third party received reasonably equivalent value and fair consideration and, in accordance with GAAP and for federal income tax purposes, reported the sale of such Loan to Seller as a sale of its interests in such Loan. The Loan is not assigned or pledged, and Seller has good, indefeasible and marketable title thereto, and has full right to transfer, pledge and assign the Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to assign, transfer and pledge each Loan pursuant to this Agreement and following the pledge of each Loan, Buyer will hold such Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement.

(p) Doing Business. All parties which have had any interest in the Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state or (D) not doing business in such state.

(q) LTV. As of the date of origination of the Loan, the LTV is as identified on the Loan Schedule. No Loan shall have an LTV greater than 100%.

(r) Title Insurance. The Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to the FHA, Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to the FHA, Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Loan, subject only to the exceptions contained in clauses (1), (2) and (3) of paragraph (j) of this Part I of Schedule 1, with respect to each Loan, and in the case of Adjustable Rate Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including Seller, has done, by act or omission, anything which would

Schedule 1-5

impair the coverage of such lender’s title insurance policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(s) No Defaults. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Note and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration.

(t) No Mechanics’ Liens. At origination, there were no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with the lien of the Mortgage.

(u) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation.

(v) Origination; Payment Terms. The Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. Monthly Payments on the Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Loan. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest .125%), subject to the Mortgage Interest Rate Cap. With respect to each Loan, the Mortgage Note is payable on the first day of each month in equal monthly installments of principal and interest, which installments of interest, with respect to an Adjustable Rate Loan, are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Loan fully by the stated maturity date, over an original term of not more than 30 years from commencement of amortization. No Loan is an interest only Loan. No Loan has a balloon payment feature.

(w) Customary Provisions. The Note has a stated maturity which shall not exceed 360 months from the date of the Loan’s origination. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage.

Schedule 1-6

(x) Conformance with Underwriting Guidelines and Agency Standards. The Loan was underwritten in accordance with the applicable Underwriting Guidelines. The Note and Mortgage are on forms similar to those used by Freddie Mac or Fannie Mae and Seller has not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used.

(y) Occupancy of the Mortgaged Property. As of the Purchase Date the Mortgaged Property is either vacant or lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Seller has not received written notification from any governmental authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Except as otherwise set forth in the Loan Schedule, the Mortgagor represented at the time of origination of the Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor’s primary residence.

(z) No Additional Collateral. The Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (j) above.

(aa) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Custodian or Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(bb) Delivery of Mortgage Documents. If the Loan is a Dry Loan, the Note, the Mortgage, the Assignment of Mortgage (other than for a MERS Loan) and any other documents required to be delivered under the Custodial Agreement for each Loan have been delivered to the Custodian. Seller or its agent is in possession of a complete, true and materially accurate Mortgage File in compliance with the Custodial Agreement, except for such documents the originals of which have been delivered to the Custodian.

(cc) Transfer of Loans. The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(dd) Due-On-Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

Schedule 1-7

(ee) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision. The Loan is not a graduated payment mortgage loan and the Loan does not have a shared appreciation or other contingent interest feature.

(ff) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the origination of the Loan have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority with respect to each Loan, by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to the FHA, Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Loan.

(gg) Mortgaged Property Undamaged. The Mortgaged Property (and with respect to any Cooperative Loan, the Cooperative Unit) is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect the value of the Mortgaged Property as security for the Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and Seller has no knowledge of any such proceedings.

(hh) Collection Practices; Escrow Deposits: Interest Rate Adjustments. The origination and collection practices used by the originator, each servicer of the Loan and Seller with respect to the Loan have been in all material respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due Seller have been capitalized under the Mortgage or the Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Note. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.

(ii) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Loans, the Loan is not convertible to a fixed interest rate Loan.

Schedule 1-8

(jj) Other Insurance Policies. No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, PMI Policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by Seller or by any officer, director, or employee of Seller or any designee of Seller or any corporation in which Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance.

(kk) Servicepersons’ Civil Relief Act. The Mortgagor has not notified Seller, and Seller has no knowledge, of any relief requested or allowed to the Mortgagor under the Servicepersons’ Civil Relief Act.

(ll) Appraisal. The Mortgage File contains either (A) an appraisal of the related Mortgaged Property signed prior to the approval of the Loan application by a qualified appraiser, duly appointed by Seller or the Qualified Originator, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac, the FHA and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date the Loan was originated or (B) another valuation model mutually acceptable to Seller and Buyer.

(mm) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and Seller maintains such statement in the Mortgage File.

(nn) Construction or Rehabilitation of Mortgaged Property. No Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.

(oo) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Purchase Date (whether or not known to Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any private mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay.

(pp) Capitalization of Interest. The Note does not by its terms provide for the capitalization or forbearance of interest.

Schedule 1-9

(qq) No Equity Participation. No document relating to the Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(rr) Withdrawn Loans. If the Loan has been released to Seller pursuant to a Request for Release as permitted under Section 5 of the Custodial Agreement, then the promissory note relating to the Loan was returned to the Custodian within 10 days (or if such tenth day was not a Business Day, the next succeeding Business Day).

(ss) No Exception. Other than as noted by the Custodian on the Exception Report; no Exception exists (as defined in the Custodial Agreement) with respect to the Loan which would materially adversely affect the Loan or Buyer’s security interest, granted by Seller, in the Loan as determined by Buyer in its sole discretion.

(tt) Origination. The Loan has been originated by Seller.

(uu) Mortgage Submitted for Recordation. The Mortgage (other than for a MERS Loan) has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(vv) Acceptable Investment. No specific circumstances or conditions exist with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that should reasonably be expected to (i) cause private institutional investors which invest in Loans similar to the Loan to regard the Loan as an unacceptable investment, (ii) cause the Loan to be more likely to become past due in comparison to similar Loans, or (iii) adversely affect the value or marketability of the Loan in comparison to similar Loans.

(ww) Environmental Matters. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.

(xx) Ground Leases. With respect to each ground lease to which the Mortgaged Property is subject (a “Ground Lease”): (i) the Mortgagor is the owner of a valid and subsisting interest as tenant under the Ground Lease; (ii) the Ground Lease is in full force and effect, unmodified and not supplemented by any writing or otherwise; (iii) all rent, additional rent and other charges reserved therein have been paid to the extent they are payable to the date hereof; (iv) the Mortgagor enjoys the quiet and peaceful possession of the estate demised thereby, subject to any sublease; (v) the Mortgagor is not in default under any of the terms thereof and there are no circumstances which, with the passage of time or the giving of notice or both, would constitute an event of default thereunder; (vi) the lessor under the Ground Lease is not in default under any of the terms or provisions thereof on the part of the lessor to be observed or performed; (vii) the lessor under the Ground Lease has satisfied all of its repair or construction obligations, if any, to date pursuant to the terms of the Ground Lease; (viii) the remaining term of the Ground Lease extends not less than ten (10) years following the maturity date of such

Schedule 1-10

Loan; and (ix) the execution, delivery and performance of the Mortgage do not require the consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, the Ground Lease.

(yy) Value of Mortgaged Property. Seller has no knowledge of any circumstances existing that should reasonably be expected to adversely affect the value or the marketability of the Mortgaged Property or the Loan or to cause the Loan to prepay during any period materially faster or slower than the Loans originated by Seller generally.

(zz) HOEPA. No Loan is (a) subject to the provisions of the Homeownership and Equity Protection Act of 1994 as amended (“HOEPA”), (b) a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan, or “predatory” mortgage loan or any other comparable term, no matter how defined under any federal, state or local law, (c) subject to any comparable federal, state or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny or assignee liability to holders of such mortgage loans, or (d) a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).

(aaa) No Predatory Lending. No predatory, abusive or deceptive lending practices, including but not limited to, the extension of credit to a mortgagor without regard for the mortgagor’s ability to repay the Loan and the extension of credit to a mortgagor which has no tangible net benefit to the mortgagor, were employed in connection with the origination of the Loan.

(bbb) Georgia Loans. No Loan which is secured by a Mortgaged Property which is located in the state of Georgia was originated prior to March 7, 2004.

(ccc) Takeout Commitment. Each Takeout Commitment is or will be within thirty days of the related Purchase Date, a valid, binding and subsisting obligation of the Takeout Investor enforceable in accordance with its terms, unless the related Purchased Loan is subject to a hedge agreement. Each Loan is subject to a Takeout Commitment. Each Takeout Commitment has been assigned to as of the related Purchase Date, unless the related Purchased Loan is subject to a hedge agreement.

(ddd) Cooperative Loans. With respect to each Cooperative Loan, (i) the term of the related Proprietary Lease is the same or longer than the term of the Cooperative Loan, (ii) there is no provision in any Proprietary Lease that requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative Corporation, (iii) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease and (iv) the recognition agreement is on a form of agreement published by Aztech Document Systems, Inc. or includes provisions that are no less favorable to the lender than those contained in such form of agreement.

(eee) Cooperative Filings. With respect to each Cooperative Loan, each original UCC financing Statement, continuation statement or other governmental filing or recordation necessary to create or preserve the perfection and priority of the first priority lien and security interest in the Cooperative Shares and Proprietary Lease has been timely and properly made.

Schedule 1-11

Any security agreement, chattel mortgage or equivalent document related to the Cooperative Loan and delivered to Seller or its designee establishes in Seller a valid and subsisting perfected first lien on and security interest in the Mortgaged Property described therein, and Seller has full right to sell and assign the same.

(fff) Cooperative Apartment. With respect to each Cooperative Loan, each acceptance of assignment and assumption of lease agreement contains enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization of the benefits of the security provided thereby. The acceptance of assignment and assumption of lease agreement contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Note in the event the Cooperative Unit is transferred or sold without the consent of the holder thereof.

(ggg) MERS Loans. With respect to each MERS Loan, a Mortgage Identification Number has been assigned by MERS and such Mortgage Identification Number is accurately provided on the Loan Schedule. The related Assignment of Mortgage to MERS has been duly and properly recorded. With respect to each MERS Loan, Seller has not received any notice of liens or legal actions with respect to such Loan and no such notices have been electronically posted by MERS.

(hhh) Seasoning. Each Loan was closed and funded by the Seller less than fifteen (15) days prior to the related Purchase Date.

(iii) Interest Only Loans. No Loan is an interest only loan.

(jjj) Reverse Mortgage Loans. No Loan is a reverse mortgage loan.

(kkk) Negative Amortization Loans. No Loan is a negative amortization loan.

(lll) Higher Priced Mortgage Loans. No Loans are “higher priced mortgage loans” as defined in 12 C.F.R. 226.35.

Schedule 1-12

Schedule 2

Filing Jurisdictions and Offices

Ohio—Secretary of State

Schedule 2-1

EXHIBIT A

CERTIFICATION

In connection with the Master Repurchase Agreement dated as of March 24, 2010, as amended (the “Agreement”), between SIRVA Mortgage, Inc. (“Seller”) and Citibank, N.A. (“Buyer”), I ,                     ,                     of SIRVA Mortgage, Inc., do hereby certify that:

(i)	Seller is in compliance with all provisions and terms of the Agreement;

(ii)	no Default has occurred thereunder and no Default exists as of the date hereof;

(iii)	there have not been any modifications to the Underwriting Guidelines that would require notice to Buyer under the Agreement;

(iv)	all additional modifications to the Underwriting Guidelines since the date of the most recent disclosure to Buyer of any modification to the Underwriting Guidelines are set forth herein;

(A)	(A) The ratio of Seller’s Total Indebtedness to Tangible Net Worth has at all times been less than 12:1, (B) Seller’s Liquidity has at all times been equal to not less than $6,500,000 (C) the Tangible Net Worth of Seller has at all times exceeded $13,500,000, and (D) Seller’s consolidated net income has been equal to or greater than $1.00 for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of the last fiscal quarter;

(v)	Seller (in its capacity as Servicer) has at all times during the term of the Agreement remained an approved servicer in good standing to service mortgage loans for Fannie Mae and Freddie Mac;

(vi)	Seller (in its capacity as Servicer) has at all times during the term of the Agreement remained an approved mortgagee with the Department of Housing and Urban Development (“HUD”) pursuant to Section 203 of the National Housing Act and has remained an approved servicer with the Federal Housing Administration to service mortgage loans for HUD;

(vii)	To the extent that any Mortgage Loan subject to any Transaction hereunder is an FHA Loan, Seller is in good standing with the FHA as an FHA Approved Mortgagee;

(viii)	To the extent that any Mortgage Loan subject to any Transaction hereunder is a VA Loan, Seller is in good standing with the VA as a VA Approved Lender;

A-1-1

(ix)	As at the end of [INSERT APPLICABLE MONTH/QUARTER/YEAR]:

(a) The Tangible Net Worth of Seller is $                ;

(b) The ratio of Seller’s Total Indebtedness to its Tangible Net Worth is             ;

(c) The Liquidity of Seller is $            ;

(d) Attached as Schedule I are the calculations demonstrating the Seller’s compliance with the Tangible Net Worth covenant, the Seller’s compliance with the ration of Indebtedness to Tangible Net Worth covenant, and the Seller’s compliance with the Liquidity Covenant, each as set forth in Section 13(p) of the Agreement;

(e) Attached as Schedule II is a list of any repurchase agreements, loan and security agreements or similar credit facilities or agreements for borrowed funds entered into by Seller and any third party that have been terminated in the last thirty (30) Business Days or with respect to which the amount available for borrowing has been reduced;

(f) The aggregate amount of all repurchase and indemnity requests delivered to the Seller by its third party investors (including any Agency) during the previous calendar month is $            ;

(g) The aggregate amount of all repurchase and indemnity claims paid by Seller to its third party investors (including any Agency) during the previous calendar month is $            ;

(h) As of the date hereof, the aggregate outstanding amount of all repurchase and indemnity obligations of Seller to its third party investors (including any Agency) is $            ;

(i) The amount of Loan Loss Reserves of the Seller is equal to $            ; and

(j) As of the date hereof, the “compare ratio” assigned to Seller by FHA under its “Neighborhood Watch” program is             .

Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

IN WITNESS WHEREOF, I have signed this certificate.

Date:                    , 2010

SIRVA MORTGAGE, INC.

A-1-2

By:
Name: Dave Drozin
Title: Controller

A-1-3

SCHEDULE I

A-I-1

SCHEDULE II

NAME OF FACILITY	TYPE	PREVIOUS SIZE ($)	CURRENT SIZE ($)	TERMINATION DATE

A-II-1

EXHIBIT B

RESERVED

EXHIBIT C

FORM OF OPINION OF COUNSEL TO SELLER

(date)

Citibank, N.A.

390 Greenwich Street, 4th Floor

New York, New York 10001

Attention:

Dear Sirs and Mesdames:

You have requested [our] [my] opinion, as counsel to SIRVA Mortgage, Inc., an Ohio corporation, (the “Seller”), with respect to certain matters in connection with that certain Master Repurchase Agreement, dated as of March 24, 2010 (the “Agreement”), by and between Seller and Citibank, N.A. (the “Buyer”), being executed contemporaneously with a Custodial Agreement, dated as of March 24, 2010 (the “Custodial Agreement”), by and among Seller,                 (the “Custodian”), and Buyer. Capitalized terms not otherwise defined herein have the meanings set forth in the Agreement.

[We] [I] have examined the following documents:

1.	the Agreement;

2.	Custodial Agreement;

3.	the Pricing Side Letter;

4.	the Electronic Tracking Agreement;

5.	the Collection Account Control Agreement; and

6.	such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

The documents referred to in items in 1 through 6 shall be referred to herein as the “Program Documents.” To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of Seller contained in the Agreement. [We] [I] have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

Based upon the foregoing, it is [our] [my] opinion that:

1. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of [state] and is qualified to transact business in, duly licensed and is in good standing under, the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Loan and the servicing of each Loan pursuant to the Agreement.

2. Seller has the corporate power to engage in the transactions contemplated by the Program Documents and all requisite corporate power, authority and legal right to execute and deliver each of the Program Documents and observe the terms and conditions of such instruments. Seller has all requisite corporate power to enter into Transactions under the Repurchase Agreement and to grant a security interest in the Purchased Items pursuant to the Repurchase Agreement.

3. The execution, delivery and performance by Seller of the Repurchase Agreement and the Custodial Agreement, and the sale by Seller of the Purchased Items under the Repurchase Agreement have been duly authorized by all necessary corporate action on the part of Seller. Each of the Program Documents have been executed and delivered by Seller and are legal, valid and binding agreements enforceable in accordance with their respective terms against Seller, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with Buyer’s security interest in the Loans.

4. No consent, approval, authorization or order of, and no filing or registration with, any court or governmental agency or regulatory body is required on the part of Seller for the execution, delivery or performance by Seller of the Program Documents or for the borrowings by Seller under the Repurchase Agreement or the granting of a security interest to Buyer in the Purchased Items, pursuant to the Repurchase Agreement.

5. The execution, delivery and performance by Seller of, and the consummation of the transactions contemplated by, the Program Documents do not and will not (a) violate any provision of Seller’s charter or by-laws, (b) violate any applicable law, rule or regulation, (c) violate any order, writ, injunction or decree of any court or governmental authority or agency or any arbitral award applicable to Seller of which I have knowledge (after due inquiry) or (d) result in a breach of, constitute a default under, require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any agreement or instrument of which I have knowledge (after due inquiry) to which Seller is a party or by which it is bound or to which it is subject, or (except for the Liens created pursuant to the Repurchase Agreement) result in the creation or imposition of any Lien upon any Property of Seller pursuant to the terms of any such agreement or instrument.

6. There is no action, suit, proceeding or investigation pending or, to the best of [our] [my] knowledge, threatened against Seller which, in [our] [my] judgment, either in any one instance or in the aggregate, would be reasonably likely to result in any material adverse change in the properties, business or financial condition, or prospects of Seller or in any material impairment of the right or ability of Seller to carry on its business substantially as now conducted or in any material liability on the part of Seller or which would draw into question the validity of the Program Documents or the Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be reasonably likely to impair materially the ability of Seller to perform under the terms of the Repurchase Agreement, the Custodial Agreement or the Loans.

7. The Repurchase Agreement is effective to create, in favor of Buyer, a valid security interest under the Uniform Commercial Code in all of the right, title and interest of Seller in, to and under the Purchased Items as collateral security for the payment of the Obligations (as defined in the Repurchase Agreement), except that (a) such security interests will continue in the Purchased Items after their sale, exchange or other disposition only to the extent provided in Section 9-306 of the Uniform Commercial Code, (b) the security interests in Purchased Items in which Seller acquires rights after the commencement of a case under the Bankruptcy Code in respect of Seller may be limited by Section 552 of the Bankruptcy Code.

8. When the Notes are delivered to the Custodian, endorsed in blank by a duly authorized officer of Seller, the security interest referred to in paragraph 7 above in the Notes will constitute a fully perfected first priority security interest in all right, title and interest of Seller therein, in the Loan evidenced thereby and in Seller’s interest in the related Mortgaged Property.

(a) Upon the filing of financing statements on Form UCC-1 naming Buyer as “Secured Party” and Seller as “Debtor”, and describing the Purchased Items, in the jurisdictions and recording offices listed on Schedule 1 attached hereto, the security interests referred to in paragraph 8 above will constitute fully perfected security interests under the Uniform Commercial Code in all right, title and interest of Seller in, to and under such Purchased Items, which can be perfected by filing under the Uniform Commercial Code.

(b) The UCC Search Report sets forth the proper filing offices and the proper debtors necessary to identify those Persons who have on file in the jurisdictions listed on Schedule 1 financing statements covering the Filing Collateral as of the dates and times specified on Schedule 2. Except for the matters listed on Schedule 2, the UCC Search Report identifies no Person who has filed in any Filing Office a financing statement describing the Filing Collateral prior to the effective dates of the UCC Search Report.

9. Neither Seller nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Seller is not subject to any Federal or state statute or regulation which limits its ability to incur indebtedness.

10. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located.

11. Seller is duly registered as a [                    ] in each state in which Loans were originated to the extent such registration is required by applicable law, and has obtained all other licenses and governmental approvals in each jurisdiction to the extent that the failure to obtain such licenses and approvals would render any Loan unenforceable or would materially and adversely affect the ability of Seller to perform any of its obligations under, or the enforceability of, the Program Documents.

12. Assuming that all other elements necessary to render a Loan legal, valid, binding and enforceable were present in connection with the execution, delivery and performance of each Loan (including completion of the entire Loan fully, accurately and in compliance with all applicable laws, rules and regulations) and assuming further that no action was taken in connection with the execution, delivery and performance of each Loan (including in connection with the sale of the related Mortgaged Property) that would give rise to a defense to the legality, validity, binding effect and enforceability of such Loan, nothing in the forms of such Loans, as attached hereto as Exhibit A, would render such Loans other than legal, valid, binding and enforceable.

13. Assuming their validity, binding effect and enforceability in all other respects (including completion of the entire Loan fully, accurately and in compliance with all applicable laws, rules and regulations), the forms of Loans attached hereto as Exhibit A are in sufficient compliance with             law and Federal consumer protection laws so as not to be rendered void or voidable at the election of the Mortgagor thereunder.

14. The Repurchase Agreement is a “repurchase agreement”, a “master netting agreement”, and a “securities contract” within the meaning of Bankruptcy Code Sections 101(47), 101(38A) and 741(7), and the rights of Buyer contained in Section 45 thereof to setoff mutual debts and claims, and in Section 19 thereof to liquidate, terminate and accelerate the Repurchase Agreement, in the event of the bankruptcy of Seller will not be stayed, avoided, or otherwise limited by operation of any provision of the Bankruptcy Code or by order of a court or administrative agency in any proceeding thereunder, including without limitation the automatic stay provisions of Bankruptcy Code Section 362(a) pursuant to Sections 362(b)(6), (7) and (27) thereof.

Very truly yours,

EXHIBIT D

RESERVED

D-1

EXHIBIT E

RESERVED

E-1

EXHIBIT F

REQUIRED FIELDS FOR SERVICING TRANSMISSION

[Required fields to be provided by Buyer]

F-1

EXHIBIT G

REQUIRED FIELDS FOR LOAN SCHEDULE

[Required fields to be provided by Buyer]

G-1

EXHIBIT H

FORM OF CONFIDENTIALITY AGREEMENT

In connection with your consideration of a possible or actual acquisition of a participating interest (the “Transaction”) in an advance, note or commitment of Citibank, N.A. (“Buyer”) pursuant to a Master Repurchase Agreement between Buyer and SIRVA Mortgage, Inc. (the “Seller”) dated [            ], 200[    ], you have requested the right to review certain non-public information regarding Seller that is in the possession of Buyer. In consideration of, and as a condition to, furnishing you with such information and any other information (whether communicated in writing or communicated orally) delivered to you by Buyer or its affiliates, directors, officers, employees, advisors, agents or “controlling persons” (within the meaning of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (such affiliates and other persons being herein referred to collectively as Buyer “Representatives”) in connection with the consideration of a Transaction (such information being herein referred to as “Evaluation Material”), Buyer hereby requests your agreement as follows:

1. The Evaluation Material will be used solely for the purpose of evaluating a possible Transaction with Buyer involving you or your affiliates, and unless and until you have completed such Transaction pursuant to a definitive agreement between you or any such affiliate and Buyer, such Evaluation Material will be kept strictly confidential by you and your affiliates, directors, officers, employees, advisors, agents or controlling persons (such affiliates and other persons being herein referred to collectively as “your Representatives”), except that the Evaluation Material or portions thereof may be disclosed to those of your Representatives who need to know such information for the purpose of evaluating a possible Transaction with Buyer (it being understood that prior to such disclosure your Representatives will be informed of the confidential nature of the Evaluation Material and shall agree to be bound by this Agreement). You agree to be responsible for any breach of this Agreement by your Representatives.

2. The term “Evaluation Material” does not include any information which (i) at the time of disclosure or thereafter is generally known by the public (other than as a result of its disclosure by you or your Representatives) or (ii) was or becomes available to you on a nonconfidential basis from a person not otherwise bound by a confidential agreement with Buyer or its Representatives or is not otherwise prohibited from transmitting the information to you. As used in this Agreement, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, joint venture, partnership or individual.

3. In the event that you receive a request to disclose all or any part of the information contained in the Evaluation Material under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, you agree to (i) immediately notify Buyer and Seller of the existence, terms and circumstances surrounding such a request, (ii) consult with Seller on the advisability of taking legally available steps to resist or narrow such request, and (iii) if disclosure of such information is required, exercise your best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information.

4. Unless otherwise required by law in the opinion of your counsel, neither you nor your Representative will, without our prior written consent, disclose to any person the fact that the Evaluation Material has been made available to you.

5. You agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee of Seller regarding the business, operations, prospects or finances of Seller or the employment of such officer, director or employee, except with the express written permission of Seller.

6. You understand and acknowledge that Seller is not making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or any other information provided to you by Buyer. None of Seller, its respective affiliates or Representatives, nor any of its respective officers, directors, employees, agents or controlling persons (within the meaning of the 1934 Act) shall have any liability to you or any other person (including, without limitation, any of your Representatives) resulting from your use of the Evaluation Material.

7. You agree that neither Buyer nor Seller has granted you any license, copyright, or similar right with respect to any of the Evaluation Material or any other information provided to you by Buyer.

8. If you determine that you do not wish to proceed with the Transaction, you will promptly deliver to Buyer all of the Evaluation Material, including all copies and reproductions thereof in your possession or in the possession of any of your Representatives.

9. Without prejudice to the rights and remedies otherwise available to Seller, Seller shall be entitled to equitable relief by way of injunction if you or any of your Representatives breach or threaten to breach any of the provisions of this Agreement. You agree to waive, and to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

10. The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein (excluding the conflicts of law rules). You submit to the jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement.

11. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon the respective successors and assigns.

12. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

13. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party and may be modified or waived only by a separate letter executed by Seller and you expressly so modifying or waiving such Agreement.

14. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.

Kindly execute and return one copy of this letter which will constitute our Agreement with respect to the subject matter of this letter.

CITIBANK, N.A.

By:

Confirmed and agreed to

this             day of             , 2010.

By:

Name

Title:

EXHIBIT I

FORM OF INSTRUCTION LETTER

                         , 2010

                    , as Subservicer/Additional Collateral Servicer

Attention:

Re:	Master Repurchase Agreement, dated as of March 24, 2010, by and between Citibank, N.A., (“Buyer”), and SIRVA Mortgage, Inc. (“Seller”)

Ladies and Gentlemen:

As [sub] servicer of those assets described on Schedule 1 hereto, which may be amended or updated from time to time (the “Eligible Loans”) pursuant to that Servicing Agreement, between You and the undersigned Seller, as amended or modified, attached hereto as Exhibit A (the “Servicing Agreement”), you are hereby notified that the undersigned Seller has sold to the Buyer such Eligible Loans, including, without limitation, the servicing rights appurtenant thereto, pursuant to that certain Master Repurchase Agreement, dated as [                    ] (the “Agreement”), among the Buyer and the Seller.

You agree to service the Eligible Loans in accordance with the terms of the Servicing Agreement for the benefit of the Buyer and, except as otherwise provided herein, Buyer shall have all of the rights, but none of the duties or obligations of Seller under the Servicing Agreement including, without limitation, payment of any indemnification or reimbursement or payment of any servicing fees or any other fees. No subservicing relationship shall be hereby created between You and the Buyer.

Upon your receipt of written notification by the Buyer that a Default has occurred under the Agreement (the “Default Notice”), you, as [Subservicer] [Additional Collateral Servicer], hereby agree to remit all payments or distributions made with respect to such Eligible Loans, net of the servicing fees payable to you with respect thereto, immediately in accordance with the Buyer’s wiring instructions provided below, or in accordance with other instructions that may be delivered to you by Buyer:

[BANK]
Account No.:	[_____________]
For the A/C of Citibank, N.A.
ABA No.:	[_____________]
Reference:	[_____________]

You agree that, following your receipt of such Default Notice, under no circumstances will you remit any such payments or distributions in accordance with any instructions delivered to you by the undersigned Seller, except if Buyer instructions you in writing otherwise.

You further agree that, upon receipt written notification by the Buyer that an Event of Default has occurred under the Agreement, Buyer shall assume all of the rights and obligations of Seller under the Servicing Agreement, except as otherwise provided herein. Subject to the terms of the Servicing Agreement, You shall (x) follow the instructions of Buyer with respect to the Eligible Loans and deliver to a Buyer any information with respect to the Eligible Loans reasonably requested by such Buyer, and (y) treat this letter agreement as a separate and distinct servicing agreement between You and Buyer (incorporating the terms of the Servicing Agreement by reference), subject to no setoff or counterclaims arising in Your favor (or the favor of any third party claiming through You) under any other agreement or arrangement between You and Seller or otherwise. Notwithstanding anything to the contrary herein or in the Servicing Agreement, in no event shall Buyer be liable for any fees, indemnities, costs, reimbursements or expenses incurred by You prior to such Event of Default or otherwise owed to You in respect of the period of time prior to such Event of Default.

Notwithstanding anything to the contrary herein or in the Servicing Agreement, with respect to those Eligible Loans marked as “Servicing Released” on Schedule 1 (the “Servicing Released Loans”), You are hereby instructed to service such Servicing Released Loans for a term of thirty (30) days (each, a “Servicing Term”) commencing as of the date such Servicing Released Loans become subject to a purchase transaction under the Agreement, which Servicing Term shall be deemed to be renewed at the end of each 30-day period subject to the following sentence. The Servicing Term shall terminate upon the occurrence of any of the following events: (i) if the related purchase transaction is not renewed at the end of such Servicing Term and such Servicing Released Loan is not repurchased by Seller, or (ii) You shall have received a written termination notice from Buyer at any time with respect to some or all of the Servicing Released Loans being serviced by You (each, a “Servicing Termination”). In the event of a Servicing Termination, You hereby agree to (i) deliver all servicing and “records” relating to such Servicing Released Loans to the designee of Buyer at the end of each such Servicing Term and (ii) cooperate in all respects with the transfer of servicing to Buyer or its designee. The transfer of servicing and such records by You shall be in accordance with customary standards in the industry and the terms of the Servicing Agreement, and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).

Further, You hereby constitute and appoint Buyer and any officer or agent thereof, with full power of substitution, as Your true and lawful attorney-in-fact with full irrevocable power and authority in Your place and stead and in Your name or in Buyer’s own name, following any Servicer Termination with respect solely to the Servicing Released Loans that are subject to such Servicer Termination, to direct any party liable for any payment under any such Servicing Released Loans to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct including, without limitation, the right to send “goodbye” and “hello” letters on Your behalf. You hereby ratify all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

For the purpose of the foregoing, the term “records” shall be deemed to include but not be limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Servicing Released Loans.

[NO FURTHER TEXT ON THIS PAGE]

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to the Buyer promptly upon receipt. Any notices to the Buyer should be delivered to the following address: Citibank, N.A. 390 Greenwich Street, New York, NY 10013, Attention: Bobbie Theivakumaran, Telecopier No.: (212) 723-8591, Telephone No.: (212) 723-6753.

Very truly yours, [SELLER]

By:
Name: Title:

Acknowledged and Agreed as of this             day of             , 20        :

[SUBSERVICER] [ADDITIONAL COLLATERAL SERVICER]

By:
Name: Title:

EXHIBIT J

RESERVED

J-5

EXHIBIT K

FORM OF SECURITY RELEASE CERTIFICATION

[insert date]

Citibank, N.A.

390 Greenwich Street, 4th Floor

New York, New York 10001

Attention:

Re:	Security Release Certification

Effective as of             [DATE]            [            ] hereby relinquishes any and all right, title and interest it may have in and to the Loans described in Exhibit A attached hereto upon purchase thereof by Citibank, N.A. (“Buyer”) from Seller named below pursuant to that certain Master Repurchase Agreement, dated as of March 24, 2010 as of the date and time of receipt by [            ] of $            for such Loans (the “Date and Time of Sale”) and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Loans have been delivered and released to the Seller named below or its designees as of the Date and Time of Sale.

Name and Address of Lender:

[Custodian]

[                 ]

For Credit Account No. [                 ]

Attention: [                 ]

Phone: [                 ]

Further Credit – [                 ]

[NAME OF WAREHOUSE LENDER]

By:
Name: Title:

Seller named below hereby certifies to Buyer that, as of the Date and Time of Sale of the above mentioned Loans to Buyer, the security interests in the Loans released by the above named corporation comprise all security interests relating to or affecting any and all such Loans. Seller warrants that, as of such time, there are and will be no other security interests affecting any or all of such Loans.

[SELLER]

By:
Name: Title:

EXHIBIT TO SECURITY RELEASE CERTIFICATION

[List of Loans]

EXHIBIT L

ASSET/COMMITMENT LP AMOUNT SCHEDULE

[to be inserted]

L-1